 Exhibit (a)(1)(A)
Offer to Purchase
All Outstanding Shares of Common Stock
of
MIROMATRIX MEDICAL INC.
at
$3.25 per share in cash, plus one contingent value right per share, which represents the contractual right to receive a contingent payment of $1.75 in cash upon the achievement of a specified milestone, by
MORPHEUS SUBSIDIARY INC.,
a wholly owned subsidiary of
UNITED THERAPEUTICS CORPORATION
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 11, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Morpheus Subsidiary Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of United Therapeutics Corporation, a Delaware public benefit corporation (“Parent”), is offering to purchase, subject to certain conditions, all of the outstanding shares of common stock, par value $0.00001 per share (the “Shares”), of Miromatrix Medical Inc., a Delaware corporation (the “Company”), in exchange for (i) $3.25 per Share in cash (the “Cash Consideration”), plus (ii) one contractual contingent value right (each, a “CVR”) per Share, representing the right to receive a contingent payment of $1.75 in cash upon the achievement of a specified milestone on or prior to December 31, 2025, subject to and in accordance with the terms of a contingent value rights agreement (the “CVR Agreement”) to be entered into with Continental Stock Transfer & Trust Company or another rights agent mutually agreeable to Parent and the Company (the Cash Consideration plus one CVR, collectively, the “Offer Consideration”), in each case, without interest and less any required withholding taxes, and upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal”) and Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery,” and which, together with this Offer to Purchase, the Letter of Transmittal and other related materials, as each may be amended, supplemented or otherwise modified from time to time, collectively constitute the “Offer”).
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 29, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser. The Offer will expire one minute after 11:59 p.m., New York City time, on December 11, 2023, unless the Offer is otherwise extended or earlier terminated (the “Expiration Date”). Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of all of the Offer Conditions (as defined below), Purchaser will accept for payment and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date, and each Share validly tendered and not validly withdrawn pursuant to the Offer will be entitled to receive the Offer Consideration; provided, that with respect to Shares validly tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the Delaware General Corporation Law (the “DGCL”)), Purchaser shall be under no obligation to make any payment for such Shares pursuant to the Offer unless and until such Shares are so received.
Pursuant to the Merger Agreement, following consummation of the Offer and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”). The Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer without a vote of the stockholders of the Company, in accordance with Section 251(h) of the DGCL.

At the effective time of the Merger (which will occur when the certificate of merger (the “Certificate of Merger”) is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company agree in writing and specify in the Certificate of Merger, the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of the Company, Shares that have been irrevocably accepted for purchase pursuant to the Offer, or Shares that, at the commencement of the Offer, were owned by Purchaser, Parent, or any direct or indirect wholly owned subsidiary of the Company, Purchaser or Parent, and (ii) Shares held by stockholders who are entitled to demand and properly demand appraisal of such Shares under Section 262 of the DGCL and who, as of the Effective Time, have neither failed to perfect, nor effectively withdrawn or lost, their right to appraisal with respect to such Shares) will be converted into the right to receive the Offer Consideration, without interest and less any required tax withholding. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.
At the Effective Time, each option to purchase Shares (each, a “Company Stock Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, and which has an exercise price per Share that is less than the amount of the Cash Consideration (each, an “In-the-Money Option”), will be cancelled and converted into the right to receive (i) an amount in cash (without interest and less any required withholding tax) equal to the product of (A) the excess of the amount of the Cash Consideration over the exercise price per Share of such In-the-Money Option and (B) the number of Shares subject to such In-the-Money Option (without regard to vesting), and (ii) a number of CVRs equal to the number of Shares subject to such In-the-Money Option immediately prior to the Effective Time (without regard to vesting).
At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, and which has an exercise price per Share that is equal to or greater than the amount of the Cash Consideration and less than the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR (each, a “Contingent-In-the-Money Option”), will be cancelled and converted into the right to receive a number of CVRs equal to the number of Shares underlying such Contingent-In-the-Money Option, the subsequent payment under which (if any) will be reduced on a per CVR basis by the amount by which the exercise price per Share of such Contingent-In-the-Money Option exceeds the amount of the Cash Consideration. The cancellation of any such Contingent-In-the-Money Option will not entitle the holder thereof to receive any Cash Consideration at the Effective Time.
At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, and which has an exercise price per Share that is greater than or equal to the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR (each, an “Out-of-the-Money Option”), will be cancelled for no consideration.
At the Effective Time, each restricted stock unit of the Company (each, a “Company RSU”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be cancelled and automatically convert into the right of the holder thereof to receive, for each Share underlying such Company RSU (without regard to vesting), (x) the Cash Consideration (without interest and less any required withholding tax) and (y) one CVR.
At the Effective Time, to the extent permitted by its terms, each warrant to purchase Shares (each, a “Company Warrant”) that is outstanding immediately prior to the Effective Time and that (i) has an exercise price per Share that is less than the amount of the Cash Consideration, will be treated in the same manner as each In-the-Money Option, (ii) has an exercise price per Share that is equal to or greater than the amount of the Cash Consideration and less than the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR, will be treated in the same manner as each Contingent-In-the-Money Option, and (iii) has an exercise price per Share that is greater than or equal to the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR, will be treated in the same manner as each Out-of-the-Money Option, in each case, including with respect to the form of consideration that may be payable, if any.
Under no circumstances will interest be paid on the Offer Consideration or on any consideration for Company Stock Options, Company RSUs or Company Warrants, regardless of any extension of the Offer or any delay in paying for Shares, Company Stock Options, Company RSUs or Company Warrants.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (i) there having been validly tendered in the Offer and “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL) and not validly withdrawn, a number of Shares that, together with the Shares, if any, then owned by Purchaser or any of its affiliates (as defined in Section 251(h)(6)), would represent at least a majority of the Shares outstanding (the “Minimum Condition”), provided, that for purposes of determining whether the Minimum Condition has been satisfied, Shares tendered into the Offer pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee will not be considered validly tendered and not withdrawn, (ii) if any filing has been made with a governmental entity under any antitrust law, (A) the expiration or termination of any applicable waiting period (and any extension thereof) under any applicable antitrust law relating to the Offer, as well as any agreement not to close embodied in a “timing agreement” between the parties and a governmental entity and (B) the receipt of any approval of a governmental entity required under any U.S. federal antitrust law (or under any other antitrust law where the failure to obtain such approval would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect (each as defined in the Merger Agreement)), (iii) the Merger Agreement not having been terminated in accordance with its terms and (iv) the nonoccurrence of the following: (A) any pending action by any governmental entity that seeks, directly or indirectly, to challenge or make illegal or otherwise prohibit or materially delay the acquisition of, or payment for, any portion of the Shares pursuant to the Offer, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or to make materially more costly the making of the Offer, or to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (B) the enactment, entry into, promulgation, enforcement or deemed applicability of any law by any governmental entity that would, or would reasonably be expected to, directly or indirectly, result in any of the consequences referred to in clause (A), (C) since the date of the Merger Agreement, any event, change, development, circumstance, condition, occurrence, result, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement), or (D)(1) the Company’s breach of, or failure to perform or comply with, in each case, in any material respect, any of its obligations, covenants or agreements under the Merger Agreement that it is required to perform or comply with at or prior to the Expiration Date, (2) the failure of any of the Company’s representations and warranties to be true and correct as of the date of the Merger Agreement and as of and as though made on the Expiration Date, subject to certain exceptions and bringdown thresholds set forth in the Merger Agreement, and (3) Parent and Purchaser will not have received a certificate of an executive officer of the Company, dated as of the scheduled Expiration Date, certifying as to the absence of the conditions set forth in the foregoing clauses (1) and (2). The Offer is also subject to certain other conditions as described in more detail in Section 15 — “Conditions of the Offer” (collectively, the “Offer Conditions”).
The board of directors of the Company has unanimously: (i) determined that the terms of the Merger Agreement, the Offer, the Merger, the CVR Agreement and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the CVR Agreement; (iii) resolved that the Merger will be governed by Section 251(h) of the DGCL; and (iv) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.
A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page 1 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

IMPORTANT
If you wish to tender any or all of your Shares to Purchaser pursuant to the Offer and such Shares are registered in your name, you must either (i) complete and sign the Letter of Transmittal, including any required signature guarantees if the Letter of Transmittal so requires, that accompanies this Offer to Purchase in accordance with the instructions set forth in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to Continental Stock Transfer & Trust Company (the “Paying Agent”) together with certificates representing the Shares tendered, or (ii) follow the procedures for book-entry Shares set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser before the expiration of the Offer.
Questions and requests for assistance should be directed to Innisfree M&A Incorporated (the “Information Agent”) at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained at our expense from the Information Agent. Copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer may also be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.
Neither the Offer nor the Merger has been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the Merger or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful and a criminal offense.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (877) 456-3463
Banks and Brokers may call collect: (212) 750-5833

i

SUMMARY TERM SHEET
The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”), the Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”) and other related materials. You are urged to read carefully and in their entirety this Offer to Purchase, the Letter of Transmittal and other related materials. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning the Company contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided to Parent and Purchaser by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the United States Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer (as defined below). Neither Parent nor Purchaser has independently verified the accuracy and completeness of such information.
Securities Sought	Subject to certain conditions, as described in Section 15 — “Conditions of the Offer,” including the satisfaction of the Minimum Condition (as defined below), all of the outstanding shares of common stock, par value $0.00001 per share (the “Shares”), of Miromatrix Medical Inc., a Delaware corporation (the “Company”).
Consideration Offered Per Share	$3.25 per Share in cash (the “Cash Consideration”), plus one contractual contingent value right (each, a “CVR”) per Share, representing the right to receive a contingent payment of $1.75 in cash upon the achievement of a specified milestone on or prior to December 31, 2025 (the “CVR Expiration Date”), subject to and in accordance with the terms of a contingent value rights agreement (the “CVR Agreement”) to be entered into with the Rights Agent (as defined below) (the Cash Consideration plus one CVR, collectively, the “Offer Consideration”), in each case, without interest and less any required withholding taxes.
Scheduled Expiration of Offer	One minute after 11:59 p.m., New York City time, on December 11, 2023, unless the Offer is otherwise extended or earlier terminated (the “Expiration Date”).
Purchaser	Morpheus Subsidiary Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of United Therapeutics Corporation, a Delaware public benefit corporation (“Parent”).
Who is offering to buy my securities?
Purchaser, a wholly owned subsidiary of Parent, is offering to purchase for the Offer Consideration all outstanding Shares of the Company.
Purchaser is a Delaware corporation that was formed for the sole purpose of facilitating the acquisition of the Company by Parent. Parent is a biotechnology company focused on the development and commercialization of innovative products to address the unmet medical needs of patients with chronic and life-threatening conditions. In 2021, Parent converted to a Delaware public benefit corporation, with the express public benefit purpose of providing a brighter future for patients through the development of novel pharmaceutical therapies, and technologies that expand the availability of transplantable organs. Parent has agreed pursuant to the Merger Agreement (as defined below) to cause Purchaser, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, including the satisfaction of the Minimum Condition (as defined below), to accept for payment and pay for all Shares validly tendered (and not properly withdrawn) in the Offer.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Parent. We use the term “Purchaser” to refer to Morpheus Subsidiary Inc. alone, the term “Parent” to refer to United Therapeutics Corporation alone, and the term “Company” to refer to Miromatrix Medical Inc. alone.
See Section 8 — “Certain Information Concerning Parent and Purchaser.”
What is the class and amount of securities sought pursuant to the Offer?
Purchaser is offering to purchase, subject to certain conditions, all of the outstanding Shares of the Company on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. In this Offer to Purchase, we use the term “Offer” to refer to this offer and the term “Shares” to refer to the Shares that are the subject of the Offer.
See Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer because we want to acquire control of, and ultimately own the entire equity interest in, the Company. If the Offer is consummated pursuant to the Merger Agreement, we intend to complete the Merger (as defined below) as soon as practicable following consummation of the Offer. Upon completion of the Merger, the Company will become a wholly owned subsidiary of Parent. In addition, after completion of the Merger, we intend to cause the Shares to be delisted from the Nasdaq Capital Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
See Section 12 — “Purpose of the Offer; Plans for the Company.”
Who can participate in the Offer?
The Offer is open to all holders and beneficial owners of Shares.
How much are you offering to pay?
Purchaser is offering to pay $3.25 per Share in cash, plus one CVR per Share, representing the contractual right to receive a contingent payment of $1.75 in cash upon the achievement of a specified milestone on or prior to the CVR Expiration Date, subject to and in accordance with the terms of the CVR Agreement, in each case, without interest and less any required withholding taxes. We refer to the Cash Consideration plus one CVR, collectively, as the “Offer Consideration.”
See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”
Will I have to pay any fees or commissions?
If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.
See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”
Is there an agreement governing the Offer?
Yes. The Company, Parent and Purchaser have entered into the Agreement and Plan of Merger, dated as of October 29, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the Offer and if the Offer is completed, the subsequent merger of Purchaser with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of Parent (such merger, the “Merger”).

See Section 11 — “The Merger Agreement; Other Agreements” and Section 15 — “Conditions of the Offer.”
What is the CVR and how does it work?
Each CVR represents a contractual contingent right to receive a cash payment of $1.75 (the “Milestone Payment”), without interest and less any required withholding taxes, if, and only if, the Milestone is achieved on or prior to the CVR Expiration Date. The “Milestone” means the first implantation of the Company’s fully implantable bioengineered kidney product (i.e., the product currently known as “mirokidney™” or MIRO-003, or any improved or modified (but still fully implantable) version thereof), into a living human patient in a clinical trial sponsored by, or on behalf of, Parent, the Company, or their affiliates, which is conducted under (i) an investigational device exemption approved or considered to be approved by the United States Food and Drug Administration (the “FDA”) pursuant to FDA regulation, or (ii) an investigational new drug application that has become effective pursuant to FDA regulation.
The Milestone Payment under any CVR received in respect of a Contingent-In-the-Money Option or Company Warrant will be reduced by the amount by which the exercise price per Share of such Contingent-In-the-Money Option or Company Warrant exceeds the amount of the Cash Consideration.
The right to payment described above is solely a contractual right and is governed by the terms and conditions of the CVR Agreement. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights, will not represent any equity or ownership interest in Parent, Purchaser or the Company and will not be assignable or transferrable except in the limited circumstances set forth in the CVR Agreement. No interest will accrue or be payable in respect of any of the amounts that may be payable in respect of the CVRs. As a holder of a CVR, you will have no greater rights against Parent than those accorded to general, unsecured creditors with respect to the Milestone Payment amounts that may be payable.
For more information on the CVRs, see Section 11 — “The Merger Agreement; Other Agreements — CVR Agreement.”
Is it possible that no payment will become payable to the holders of CVRs?
Yes. It is possible that the Milestone described above will not be achieved on or prior to the CVR Expiration Date, in which case you will receive only the Cash Consideration for any Shares you tender in the Offer and no payment with respect to your CVRs. It is not possible to know whether a payment will become payable with respect to the CVRs. The CVR Agreement requires Parent to undertake “Commercially Reasonable Efforts” (as defined in the CVR Agreement) through the CVR Expiration Date to achieve the Milestone. Parent’s obligation to undertake such Commercially Reasonable Efforts is subject to the limitations set forth in the CVR Agreement, including, among others, that Parent is not required to disadvantage any of its currently available products or products currently under development or which may in the future enter development. Also as described in the CVR Agreement, Parent will conclusively be deemed to have used Commercially Reasonable Efforts if Parent, together with its affiliates, spends $30.5 million in aggregate between the Effective Time and the CVR Expiration Date to achieve the Milestone; this amount is subject to adjustment if the Effective Time occurs after December 31, 2023. There can be no assurance that the Milestone will be achieved or that the payment described above with respect to your CVRs will be made. For more information on the CVRs, see Section 11 — “The Merger Agreement; Other Agreements — CVR Agreement.”
May I transfer my CVRs?
The CVRs will not be assignable or transferable except:
•
upon your death, by will or intestacy;

•
by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustor;

•
pursuant to a court order;

•
by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity;

•
with respect to CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable, by The Depository Trust Company;

•
from the account of a participant in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or

•
from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant.

In addition, you may at any time abandon your rights in your CVRs by transferring your CVRs to Parent or any of its affiliates without consideration therefor, via delivery of a written abandonment notice to Parent. Notwithstanding the foregoing, CVRs to be issued as consideration for Company RSUs, In-the-Money Options or Contingent-In-the-Money Options may only be transferred in the event of your death, by will or intestacy, unless Parent otherwise permits.
What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash and CVRs pursuant to the Merger?
The receipt of cash and CVRs in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss recognized, and the timing and character of such gain or loss, depend on the U.S. federal income tax treatment of the CVRs, with respect to which there is substantial uncertainty. As a result of the CVRs, the receipt of the Offer Consideration may be treated as a “closed transaction” or an “open transaction” for U.S. federal income tax purposes, which affects the amount of gain or loss recognized at the time of the consummation of the Offer or the Merger, as applicable. In addition, it is not entirely clear to what extent payments in the future in respect of a CVR would be taxed at capital gains rates.
Although not free from doubt, for U.S. federal income tax purposes, we intend to treat the CVRs as additional consideration paid in respect of your Shares exchanged in the Merger as part of a “closed transaction.” We recommend that you consult your own tax advisors to determine the tax consequences to you of tendering your Shares in the Offer or having your Shares exchanged for cash and CVRs pursuant to the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).
See Section 5 — “Material U.S. Federal Income Tax Consequences.”
Do you have the financial resources to pay for all of the Shares that Purchaser is offering to purchase pursuant to the Offer?
Yes. We estimate that we will need approximately $91 million to purchase all of the Shares pursuant to the Offer, to complete the Merger and to make the payments in respect of outstanding Company Stock Options, Company RSUs, and Company Warrants required to be made in connection with the closing of the Merger pursuant to the Merger Agreement. In addition, we estimate that we will need approximately $54 million to pay the maximum aggregate amount that the holders of CVRs may be entitled to receive if the Milestone is achieved. Parent has and will have available to it, through a variety of sources, including cash on hand, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the Offer. The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of the Shares pursuant to the Offer.
See Section 9 — “Source and Amount of Funds.”

Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?
No. We do not believe Purchaser’s financial condition is relevant to your decision as to whether to tender your Shares and accept the Offer because:
•
the Offer is being made for all outstanding Shares solely for cash and the right to receive any amounts payable with respect to the CVRs, which will be paid in cash;

•
Purchaser will have, through Parent, sufficient funds available to purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer, as well as sufficient funds to pay the maximum aggregate amount that holders may be entitled to receive with respect to CVRs and, if we consummate the Offer, we will acquire all remaining Shares for the same consideration in the Merger as was paid in the Offer (i.e., the Offer Consideration), subject to certain limited exceptions for Excluded Shares and Dissenting Shares (each as defined below and as described in further detail in this Offer to Purchase);

•
the CVRs represent contractual contingent obligations of Parent, and not Purchaser, as Parent will enter into the CVR Agreement with Continental Stock Transfer & Trust Company or another rights agent mutually agreeable to Parent and the Company (the “Rights Agent”), which agreement will be executed at or prior to the time at which Purchaser has irrevocably accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer (the “Acceptance Time”); and

•
the Offer and the Merger are not subject to any financing or funding condition.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”
Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?
Yes. Purchaser’s obligation to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the conditions set forth in Section 15 — “Conditions of the Offer,” including the Minimum Condition. The “Minimum Condition” means that there will have been validly tendered in the Offer and “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the Delaware General Corporation Law (the “DGCL”)) and not validly withdrawn, a number of Shares that, when added to all other Shares, if any, then beneficially owned by Purchaser or any of its “affiliates” (as defined in Section 251(h)(6) of the DGCL), would represent at least a majority of the total number of Shares outstanding. The Offer is also subject to certain other conditions discussed in more detail in Section 15 — “Conditions of the Offer” (collectively, the “Offer Conditions”).
See Section 1 — “Terms of the Offer” and Section 15 — “Conditions of the Offer.”
How long do I have to decide whether to tender my Shares in the Offer?
You will have until the Expiration Date to tender your Shares in the Offer. The term “Expiration Date” means one minute after 11:59 p.m., New York City time, on December 11, 2023, unless the expiration of the Offer is extended to a subsequent time or earlier terminated in accordance with the terms of the Merger Agreement, in which event, the term “Expiration Date” means such other time.
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and under what circumstances?
Yes. The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer. Specifically, the Merger Agreement provides that:
•
Purchaser must extend the Offer for any period to the minimum extent required by any law, or any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer;

•
if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and, if waivable, has not been waived, Purchaser may in its discretion (without the consent of the Company or any other person), extend the Offer for additional periods of between five and ten business days per extension (or such other period as Parent and the Company may agree) to permit such Offer Condition to be satisfied; and
•
if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and, if waivable, has not been waived, at the Company’s written request, Purchaser must extend the Offer for additional periods of between five and ten business days per extension (or such other period as Parent and the Company may agree) to permit such Offer Condition to be satisfied;

provided, that (i) if, as of any Expiration Date, all of the Offer Conditions (other than the Minimum Condition) have been satisfied or waived, neither Parent nor Purchaser will be required to extend the Offer on more than three occasions, but may elect to do so with the Company’s prior written consent, and (ii) Parent and Purchaser will not be required to, and may not without the Company’s prior written consent, extend the Offer beyond the earlier of the valid termination of the Merger Agreement and the Outside Date. The “Outside Date” means March 29, 2024.
See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements.”
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Continental Stock Transfer & Trust Company (the “Paying Agent”) of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date.
See Section 1 — “Terms of the Offer.”
What are the most significant conditions to the Offer?
The Offer is subject to the conditions described in Section 15 — “Conditions of the Offer,” including, but not limited to, the Minimum Condition. The Offer is not subject to any financing condition.
See Section 1 — “Terms of the Offer” and Section 15 — “Conditions of the Offer.”
How do I tender my Shares?
If you hold your Shares directly as the registered owner and such Shares are represented by stock certificates, you may tender your Shares in the Offer by delivering the certificates representing your Shares (or effective affidavits of loss in lieu thereof), together with a properly completed and signed Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Paying Agent, no later than the Expiration Date. If you hold your Shares as registered owner and such Shares are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, no later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase.
If your Share certificates are not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Paying Agent before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery (as defined below). Please contact Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”).
If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.
See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
If I accept the Offer, how will I get paid?
If all of the Offer Conditions are satisfied and the Acceptance Time occurs, we will deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Cash Consideration. The Paying Agent will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment.
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw your previously tendered Shares at any time prior to the Expiration Date. In addition, if we have not accepted your Shares for payment by January 12, 2024, the 60th day after commencement of the Offer, you may withdraw them at any time after January 12, 2024, until we accept your Shares for payment.
See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To withdraw previously tendered Shares, you must deliver a written or facsimile transmission notice of withdrawal with the required information to the Paying Agent while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.
See Section 4 — “Withdrawal Rights.”
Has the Offer been approved by the board of directors of the Company?
Yes. The board of directors of the Company (the “Company Board”) has unanimously: (i) determined that the terms of the Merger Agreement, the Offer, the Merger, the CVR Agreement and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the CVR Agreement; (iii) resolved that the Merger will be governed by Section 251(h) of the DGCL; and (iv) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer (the “Company Board Recommendation”).
The Company’s full statement of the reasons for the Company Board Recommendation and approval of the Offer are set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Background and Reasons for the Board’s Recommendation” and “Reasons for the Recommendation of the Board.”
Have any Company stockholders entered into agreements with Parent or Purchaser requiring such stockholders to tender their Shares?
Yes. In connection with the execution of the Merger Agreement, Parent and Purchaser entered into a Tender and Support Agreement (the “Support Agreement”), dated as of October 29, 2023, with Jeffrey Ross, James Douglas, Paul Buckman, William Burke, John Erb, Lisa Wipperman Heine and Peter Maag (collectively, the “Supporting Stockholders”). Subject to the terms and conditions of the Support Agreement, the Supporting Stockholders have agreed, among other things, to validly tender or cause to be validly tendered into the Offer (and to not withdraw or cause or permit to be withdrawn), all of the Shares beneficially owned by such Supporting Stockholders. The Supporting Stockholders collectively owned approximately 2.35% of the outstanding Shares as of October 29, 2023.
See Section 11 — “The Merger Agreement; Other Agreements.”
If Shares tendered pursuant to the Offer are purchased by Purchaser, will the Company continue as a public company?
No. We expect to complete the Merger as soon as practicable following the consummation of the Offer. Following the Merger, the Company will be a wholly owned subsidiary of Parent, and we intend to cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.

See Section 13 — “Certain Effects of the Offer.”
Will a meeting of the Company’s stockholders be required to approve the Merger?
No. Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Company’s stockholders. Following the consummation of the Offer and subject to the satisfaction of the conditions set forth in the Merger Agreement, Parent, Purchaser and the Company will take all necessary action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a vote of the Company’s stockholders, as provided in Section 251(h) of the DGCL.
See Section 16 — “Certain Legal Matters; Regulatory Approvals — Stockholder Approval Not Required.”
If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?
If the Offer is consummated and certain other conditions are satisfied, Purchaser is required under the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL. At the effective time of the Merger (which will occur when the certificate of merger (the “Certificate of Merger”) is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company agree in writing and specify in the Certificate of Merger, the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of the Company, Shares that have been irrevocably accepted for purchase pursuant to the Offer, or Shares that, at the commencement of the Offer, were owned by Purchaser, Parent, or any direct or indirect wholly owned subsidiary of the Company, Purchaser or Parent (collectively, “Excluded Shares”), and (ii) Shares held by stockholders who are entitled to demand and properly demand appraisal of such Shares under Section 262 of the DGCL (“Dissenting Shares”), and who, as of the Effective Time, have neither failed to perfect, nor effectively withdrawn or lost, their right to appraisal with respect to such Shares) will be converted by virtue of the Merger into the right to receive the Offer Consideration, without interest and less any required tax withholding.
If the Merger is completed, Company stockholders who do not tender their Shares pursuant to the Offer (other than to the extent that they hold Excluded Shares or Dissenting Shares) will receive the same Offer Consideration per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer. See Section 17 — “Appraisal Rights.” However, in the very unlikely event that the Offer is consummated but the Merger is not completed, the number of Company stockholders and number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Additionally, in such event, it is possible that the Shares will be delisted from Nasdaq and the Company will no longer be required to make filings with the SEC under the Exchange Act or will otherwise not be required to comply with the rules relating to publicly held companies to the same extent as it is now.
See the “Introduction” to this Offer to Purchase, Section 11 — “The Merger Agreement; Other Agreements” and Section 13 — “Certain Effects of the Offer.”
What will happen to my stock options and other equity awards in the Offer?
The Offer is being made only for Shares, and not for outstanding Company Stock Options, Company RSUs, Company Warrants (each as defined below) or other equity awards. Holders of outstanding vested

Company Stock Options or Company Warrants may participate in the Offer only if they first exercise such Company Stock Options or Company Warrants, to the extent the same are or become exercisable, in accordance with the terms of the applicable Company equity plan, agreement or arrangement, and tender the Shares, if any, issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to ensure that the holder of such outstanding Company Stock Options or Company Warrants will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Holders of Company RSUs, In-the-Money Options and Contingent-In-the-Money Options (each as defined below), whether vested or unvested, and Company Warrants, in each case, that are outstanding immediately prior to the Effective Time, may receive the payments described below, if any, for such Company RSUs, Company Stock Options and Company Warrants following the Effective Time without participating in the Offer, as further described below.
At the Effective Time, each option to purchase Shares (each, a “Company Stock Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, and which has an exercise price per Share that is less than the amount of the Cash Consideration (each, an “In-the-Money Option”), will be cancelled and converted into the right to receive (i) an amount in cash (without interest and less any required withholding tax) equal to the product of (A) the excess of the amount of the Cash Consideration over the exercise price per Share of such In-the-Money Option and (B) the number of Shares subject to such In-the-Money Option (without regard to vesting), and (ii) a number of CVRs equal to the number of Shares subject to such In-the-Money Option immediately prior to the Effective Time (without regard to vesting).
At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, and which has an exercise price per Share that is equal to or greater than the amount of the Cash Consideration and less than the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR (each, a “Contingent-In-the-Money Option”), will be cancelled and converted into the right to receive a number of CVRs equal to the number of Shares underlying such Contingent-In-the-Money Option, the subsequent payment under which (if any) will be reduced on a per CVR basis by the amount by which the exercise price per Share of such Contingent-In-the-Money Option exceeds the amount of the Cash Consideration. The cancellation of any such Contingent-In-the-Money Option will not entitle the holder thereof to receive any Cash Consideration at the Effective Time.
At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, and which has an exercise price per Share that is greater than or equal to the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR (each, an “Out-of-the-Money Option”), will be cancelled for no consideration.
At the Effective Time, each restricted stock unit of the Company (each, a “Company RSU”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be cancelled and automatically convert into the right of the holder thereof to receive, for each Share underlying such Company RSU (without regard to vesting), (x) the Cash Consideration (without interest and less any required withholding tax) and (y) one CVR.
At the Effective Time, to the extent permitted by its terms, each warrant to purchase Shares (each, a “Company Warrant”) that is outstanding immediately prior to the Effective Time and that (i) has an exercise price per Share that is less than the amount of the Cash Consideration, will be treated in the same manner as each In-the-Money Option, (ii) has an exercise price per Share that is equal to or greater than the amount of the Cash Consideration and less than the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR, will be treated in the same manner as each Contingent-In-the-Money Option, and (iii) has an exercise price per Share that is greater than or equal to the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR, will be treated in the same manner as each Out-of-the-Money Option, in each case, including with respect to the form of consideration that may be payable, if any.
See Section 11 — “The Merger Agreement; Other Agreements.”

What is the market value of my Shares as of a recent date?
On October 27, 2023, the last full day of trading before we announced entry into the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $1.04 per Share. On November 10, 2023, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $3.38 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.
See Section 6 — “Price Range of Shares; Dividends on the Shares.”
Will I have appraisal rights in connection with the Offer?
No appraisal rights will be available to holders of Shares who tender such Shares in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares pursuant to the Offer (or who tendered their Shares and subsequently validly withdrew their Shares prior to the Expiration Date), (ii) have not otherwise waived appraisal rights, (iii) follow the procedures set forth in Section 262 of the DGCL and (iv) do not thereafter lose such holders’ appraisal rights (whether by withdrawal, failure to perfect or otherwise), will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon. The “fair value” could be greater than, less than or the same as, the Offer Consideration.
See Section 17 — “Appraisal Rights.”
Whom should I call if I have questions about the Offer?
You may call the Information Agent toll free at (877) 456-3463. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION
Morpheus Subsidiary Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of United Therapeutics Corporation, a Delaware public benefit corporation (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.00001 per share (the “Shares”), of Miromatrix Medical Inc., a Delaware corporation (the “Company”), in exchange for (i) $3.25 per Share in cash (the “Cash Consideration”), plus (ii) one contractual contingent value right (each, a “CVR”) per Share, representing the right to receive a contingent payment of $1.75 in cash upon the achievement of a specified milestone on or prior to December 31, 2025 (the “CVR Expiration Date”), subject to and in accordance with the terms of a contingent value rights agreement (the “CVR Agreement”) to be entered into with Continental Stock Transfer & Trust Company or another rights agent mutually agreeable to Parent and the Company (the Cash Consideration plus one CVR, collectively, the “Offer Consideration”), in each case, without interest and less any required withholding taxes, and upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal”) and Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery,” and which, together with this Offer to Purchase, the Letter of Transmittal and other related materials, as each may be amended, supplemented or otherwise modified from time to time, collectively constitute the “Offer”).
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 29, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser. The Offer will expire one minute after 11:59 p.m., New York City time, on December 11, 2023, unless the Offer is otherwise extended or earlier terminated (the “Expiration Date”). Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of all of the Offer Conditions (as defined below), Purchaser will accept for payment and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date, and each Share validly tendered and not validly withdrawn pursuant to the Offer will be entitled to receive the Offer Consideration; provided, that with respect to Shares validly tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the Delaware General Corporation Law (the “DGCL”)), Purchaser shall be under no obligation to make any payment for such Shares pursuant to the Offer unless and until such Shares are so received.
Pursuant to the Merger Agreement, following consummation of the Offer and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent (the “Merger”). The Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer without a vote of the stockholders of the Company, in accordance with Section 251(h) of the DGCL.
At the effective time of the Merger (which will occur when the certificate of merger (the “Certificate of Merger”) is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company agree in writing and specify in the Certificate of Merger, the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of the Company, Shares that have been irrevocably accepted for purchase pursuant to the Offer, or Shares that, at the commencement of the Offer, were owned by Purchaser, Parent, or any direct or indirect wholly owned subsidiary of the Company, Purchaser or Parent (the “Excluded Shares”), and (ii) Shares held by stockholders who are entitled to demand and properly demand appraisal of such Shares under Section 262 of the DGCL (the “Dissenting Shares”), and who, as of the Effective Time, have neither failed to perfect, nor effectively withdrawn or lost, their right to appraisal with respect to such Shares) will be converted into the right to receive the Offer Consideration, without interest and less any required tax withholding. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.
At the Effective Time, each option to purchase Shares (each, a “Company Stock Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, and which has an exercise price per Share that is less than the amount of the Cash Consideration (each, an “In-the-Money Option”), will be cancelled and converted into the right to receive (i) an amount in cash (without interest and less any required withholding tax) equal to the product of (A) the excess of the amount of the Cash Consideration over the exercise price per Share of such In-the-Money Option and (B) the number of Shares subject to such In-the-Money Option (without regard to vesting), and (ii) a number of CVRs equal to the number of Shares subject to such In-the-Money Option immediately prior to the Effective Time (without regard to vesting).
At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, and which has an exercise price per Share that is equal to or greater than the amount of the Cash Consideration and less than the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR (each, a “Contingent-In-the-Money Option”), will be cancelled and converted into the right to receive a number of CVRs equal to the number of Shares underlying such Contingent-In-the-Money Option, the subsequent payment under which (if any) will be reduced on a per CVR basis by the amount by which the exercise price per Share of such Contingent-In-the-Money Option exceeds the amount of the Cash Consideration. The cancellation of any such Contingent-In-the-Money Option will not entitle the holder thereof to receive any Cash Consideration at the Effective Time.
At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, and which has an exercise price per Share that is greater than or equal to the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR (each, an “Out-of-the-Money Option”), will be cancelled for no consideration.
At the Effective Time, each restricted stock unit of the Company (each, a “Company RSU”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be cancelled and automatically convert into the right of the holder thereof to receive, for each Share underlying such Company RSU (without regard to vesting), (x) the Cash Consideration (without interest and less any required withholding tax) and (y) one CVR.
At the Effective Time, to the extent permitted by its terms, each warrant to purchase Shares (each, a “Company Warrant”) that is outstanding immediately prior to the Effective Time and that (i) has an exercise price per Share that is less than the amount of the Cash Consideration, will be treated in the same manner as each In-the-Money Option, (ii) has an exercise price per Share that is equal to or greater than the amount of the Cash Consideration and less than the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR, will be treated in the same manner as each Contingent-In-the-Money Option, and (iii) has an exercise price per Share that is greater than or equal to the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR, will be treated in the same manner as each Out-of-the-Money Option, in each case, including with respect to the form of consideration that may be payable, if any.
Under no circumstances will interest be paid on the Offer Consideration or on any consideration for Company Stock Options, Company RSUs or Company Warrants, regardless of any extension of the Offer or any delay in paying for Shares, Company Stock Options, Company RSUs or Company Warrants.
The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements.”
The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (i) there having been validly tendered in the Offer and “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL) and not validly withdrawn, a number of Shares that, together with the Shares, if any, then owned by Purchaser or any of its affiliates (as defined in Section 251(h)(6)), would represent at least a majority of the Shares outstanding (the “Minimum Condition”), provided, that for purposes of determining whether the Minimum Condition has been satisfied, Shares tendered into the Offer pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee will not be considered validly tendered and not withdrawn, (ii) if any filing has been made with a governmental entity under any antitrust law, (A) the expiration or termination of any applicable waiting period (and any extension thereof) under any applicable antitrust law relating to the Offer, as well as any agreement not to close embodied in a “timing agreement” between the parties and a governmental entity and (B) the receipt of any approval of a governmental entity required under any U.S. federal antitrust law (or under any other antitrust law where the failure to obtain such approval would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect (each as defined in the Merger

Agreement)), (iii) the Merger Agreement not having been terminated in accordance with its terms and (iv) the nonoccurrence of the following: (A) any pending action by any governmental entity that seeks, directly or indirectly, to challenge or make illegal or otherwise prohibit or materially delay the acquisition of, or payment for, any portion of the Shares pursuant to the Offer, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or to make materially more costly the making of the Offer, or to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (B) the enactment, entry into, promulgation, enforcement or deemed applicability of any law by any governmental entity that would, or would reasonably be expected to, directly or indirectly, result in any of the consequences referred to in clause (A), (C) since the date of the Merger Agreement, any event, change, development, circumstance, condition, occurrence, result, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement), or (D)(1) the Company’s breach of, or failure to perform or comply with, in each case, in any material respect, any of its obligations, covenants or agreements under the Merger Agreement that it is required to perform or comply with at or prior to the Expiration Date, (2) the failure of any of the Company’s representations and warranties to be true and correct as of the date of the Merger Agreement and as of and as though made on the Expiration Date, subject to certain exceptions and bringdown thresholds set forth in the Merger Agreement, and (3) Parent and Purchaser will not have received a certificate of an executive officer of the Company, dated as of the scheduled Expiration Date, certifying as to the absence of the conditions set forth in the foregoing clauses (1) and (2). The Offer is also subject to certain other conditions discussed in more detail in Section 15 — “Conditions of the Offer” (collectively, the “Offer Conditions”).
Tendering stockholders who are record owners of their Shares and who tender directly to Continental Stock Transfer & Trust Company (the “Paying Agent”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 13 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.
The board of directors of the Company (the “Company Board”) has unanimously: (i) determined that the terms of the Merger Agreement, the Offer, the Merger, the CVR Agreement and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the CVR Agreement; (iii) resolved that the Merger will be governed by Section 251(h) of the DGCL; and (iv) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer (the “Company Board Recommendation”).
Descriptions of the Company Board’s reasons for the Company Board Recommendation and approval of the Offer are set forth in the Company’s Solicitation/Recommendation Statement on the Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Background and Reasons for the Board’s Recommendation” and “Reasons for the Recommendation of the Board.”
In connection with the execution of the Merger Agreement, Parent and Purchaser entered into a Tender and Support Agreement (the “Support Agreement”), dated as of October 29, 2023, with Jeffrey Ross, James Douglas, Paul Buckman, William Burke, John Erb, Lisa Wipperman Heine and Peter Maag (collectively, the “Supporting Stockholders”). Subject to the terms and conditions of the Support Agreement, the Supporting Stockholders have agreed, among other things, to validly tender or cause to be validly tendered into the Offer (and to not withdraw or cause or permit to be withdrawn), all of the Shares beneficially owned by such Supporting Stockholders. The Supporting Stockholders collectively owned approximately 2.35% of the outstanding Shares as of October 29, 2023. The Support Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements.”
The Company has advised Parent that at a meeting of the Company Board held on October 29, 2023, Piper Sandler & Co. (“Piper Sandler”) rendered to the Company Board its oral opinion, subsequently confirmed in its written opinion dated October 29, 2023, to the effect that, as of the date of Piper Sandler’s written opinion and based upon and subject to the matters set forth in Piper Sandler’s written opinion, the Offer Consideration is fair, from a financial point of view, to the holders of Shares (other than the holders of the Excluded Shares and the Dissenting Shares). The full text of the written opinion of Piper Sandler, dated October 29, 2023, sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in connection with its opinion and is attached as Annex A to the Schedule 14D-9.
This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully and in its entirety before any decision is made with respect to the Offer.

THE TENDER OFFER
1. Terms of the Offer
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will irrevocably accept for payment (the time of such acceptance, the “Acceptance Time”) and thereafter pay for all Shares validly tendered (and not properly withdrawn as described in Section 4 — “Withdrawal Rights”) pursuant to the Offer as soon as practicable after the Expiration Date; provided, that with respect to Shares validly tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL), Purchaser shall be under no obligation to make any payment for such Shares pursuant to the Offer unless and until such Shares are so received.
The Offer is subject to the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” including, but not limited to, the Minimum Condition.
Purchaser and Parent expressly reserve the right, in their sole discretion, to (i) increase the Offer Consideration, (ii) waive any Offer Condition (other than the Minimum Condition) or (iii) modify any other terms or conditions to the Offer, except that the prior written consent of the Company is required for Purchaser and Parent to:
•
reduce the amount of the Cash Consideration or the amount of the Milestone Payment (provided, for the avoidance of doubt, that any increase in required withholding tax due to changes in applicable law will not be considered a reduction to the Offer Consideration);

•
impose conditions to the Milestone Payment in addition to the conditions set forth in the form of CVR Agreement (or modify any such conditions in a manner adverse to holders of CVRs in their capacity as such);

•
change the form of consideration payable in the Offer (other than by adding consideration);

•
reduce the number of Shares subject to the Offer;

•
waive, amend or change the Minimum Condition;

•
impose conditions to the Offer in addition to the Offer Conditions;

•
extend the expiration of the Offer except as required or permitted by the Merger Agreement; or

•
modify any Offer Condition set forth in the Merger Agreement in a manner adverse to the holders of Shares (in their capacity as such).

The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer. Specifically, the Merger Agreement provides that:
•
Purchaser must extend the Offer for any period to the minimum extent required by any law, or any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer;

•
if, as of the then-scheduled Expiration Date, any Offer Condition (as defined below in Section 15 — “Conditions of the Offer”) is not satisfied and, if waivable, has not been waived, Purchaser may in its discretion (without the consent of the Company or any other person), extend the Offer for additional periods of between five and ten business days per extension (or such other period as Parent and the Company may agree) to permit such Offer Condition to be satisfied; and

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if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and, if waivable, has not been waived, at the Company’s written request, Purchaser must extend the Offer for additional periods of between five and ten business days per extension (or such other period as Parent and the Company may agree) to permit such Offer Condition to be satisfied;

provided, that (i) if, as of any Expiration Date, all of the Offer Conditions (other than the Minimum Condition) have been satisfied or waived, neither Parent nor Purchaser will be required to extend the Offer on more than three occasions, but may elect to do so with the Company’s prior written consent, and (ii) Parent and Purchaser will not be required to, and may not without the Company’s prior written consent, extend the Offer beyond the earlier of the valid termination of the Merger Agreement and the Outside Date. See Section 11 — “The Merger Agreement; Other Agreements.”
If we extend the Offer, are delayed in our acceptance for payment of, or payment for, Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Paying Agent may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay paying for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and, in the case of an extension, such announcement will be made no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we make a material change to the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes. We understand that in the SEC’s view an offer should remain open for a minimum of five business days from the date that the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.
If, on or before the Expiration Date, we increase the Offer Consideration paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.
Purchaser’s obligation to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any tendered Shares if any of the Offer Conditions has not been satisfied at the scheduled Expiration Date. See Section 15 — “Conditions of the Offer.”
Under certain circumstances described in the Merger Agreement, Parent or the Company may terminate the Merger Agreement and Parent and Purchaser may terminate the Offer. The Offer may not be terminated prior to the Expiration Date unless the Merger Agreement is validly terminated in accordance with its terms. If Parent and Purchaser terminate the Offer, the Paying Agent will promptly return, in accordance with applicable law, all Shares that have been tendered in the Offer to the registered holders of such Shares.
The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Shares
Subject to the terms of the Offer and the Merger Agreement, including the satisfaction or, to the extent waivable by Parent or Purchaser, waiver of each of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” we will accept for payment and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, as applicable, and with the Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, we will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Paying Agent of (i) the certificates evidencing such Shares (the “Share Certificates” and such Shares, “Certificated Shares”) or confirmation of a book-entry transfer of such Shares into the Paying Agent’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal (or, in the case of a book-entry transfer of uncertificated Shares held through DTC, either such Letter of Transmittal or an Agent’s Message (as defined below) in lieu of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees, and any other required documents and (iii) any other customary documents required by the Paying Agent. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations, if applicable, and Agent’s Message or Letter of Transmittal, as applicable, are actually received by the Paying Agent.
The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with DTC’s normal procedures to, and received by, the Paying Agent and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the DTC participant tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Paying Agent’s office.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when we give oral or written notice to the Paying Agent of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by our deposit of the consideration for such Shares with the Paying Agent, who will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Paying Agent may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the Offer Consideration, including by reason of any extension of the Offer or any delay in making such payment for Shares.
At or prior to the Acceptance Time, Parent will execute the CVR Agreement with Continental Stock Transfer & Trust Company or another rights agent mutually agreeable to the Company and Parent (the “Rights Agent”), which agreement will govern the terms of the CVRs. Neither Purchaser nor Parent will be required to deposit any funds related to the CVRs with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. See Section 11 — “The Merger Agreement; Other Agreements.”
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such

Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.
3. Procedures for Accepting the Offer and Tendering Shares
Valid Tenders.   In order for a stockholder to validly tender Shares pursuant to the Offer, the following must be received by the Paying Agent:
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for Shares held as physical certificates, (i) the Share Certificates, (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal, prior to the expiration of the Offer; or

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for Shares held in book-entry form, (i)(a) by record owners, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or (b) through DTC, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and (ii) any other required documents pursuant to the procedure for book-entry transfer described below under “Book-Entry Transfer,” prior to the expiration of the Offer.

Book-Entry Transfer.   The Paying Agent will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Paying Agent’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents, or an Agent’s Message in lieu of the Letter of Transmittal and such other documents, must, in any case, be received by the Paying Agent at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Paying Agent.
Guaranteed Delivery.   Shares may also be tendered if all the following conditions are satisfied:
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such tender is made by or through an Eligible Institution (as defined below);

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a properly completed and duly executed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”), substantially in the form made available by Purchaser, must be received by the Paying Agent at its address set forth in the Letter of Transmittal, by facsimile at its number set forth in the Letter of Transmittal or via the secure upload link set forth in the Letter of Transmittal before the Expiration Date; and

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the following must be received by the Paying Agent at its address set forth in the Letter of Transmittal or via the secure upload link set forth in the Letter of Transmittal within two Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery: (A) if Shares being tendered are certificated, (1) the Letter of Transmittal (or facsimile thereof) with any required signature guarantees, properly completed and duly executed, (2) Share certificates evidencing such Shares, in proper form for transfer, and (3) any other documents required by the Letter of Transmittal, or (B) if Shares being tendered are uncertificated and held in book-entry form with the Company’s transfer agent, (1) either (x) the Letter of Transmittal (or facsimile thereof) with any required signature guarantees, properly completed and duly executed or (y) an Agent’s Message in the case of a book-entry transfer of uncertificated Shares held through DTC, and (2) any other documents required by the Letter of Transmittal.

The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.
Notwithstanding any other provision of the Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Paying Agent of (i) Share certificates, if any, evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Paying Agent’s account at DTC pursuant to the procedures set forth in this Section 3, and (ii) the Letter of

Transmittal (or, in the case of a book-entry transfer of uncertificated Shares held through DTC, either such Letter of Transmittal or an Agent’s Message in lieu of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Paying Agent.
Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until the Shares to which such Notice of Guaranteed Delivery relates are delivered to the Paying Agent.
Signature Guarantees for Shares.   No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1, 6, 7 and 13 of the Letter of Transmittal.
Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Paying Agent of (i) Share Certificates or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Paying Agent’s account at DTC pursuant to the procedures set forth in this Section 3, and (ii) the Letter of Transmittal (or, in the case of a book-entry transfer of uncertificated Shares held through DTC, either such Letter of Transmittal or an Agent’s Message in lieu of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations, if applicable, and Letter of Transmittal or Agent’s Message, as applicable, are actually received by the Paying Agent.
The method of delivery of the Shares (or Share Certificates), the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of the Shares (or Share Certificates), the Letter of Transmittal and all other required documents will be deemed made, and risk of loss thereof will pass, only when they are actually received by the Paying Agent (including, in the case of a book-entry transfer of Shares, by Book-Entry Confirmation with respect to such Shares). If such delivery is by mail, it is recommended that the Shares (or Share Certificates), the Letter of Transmittal and all other required documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.
Tender Constitutes Binding Agreement.   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to any judgment of any court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Parent or any of their respective affiliates or assigns, the Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction and the terms of the Merger Agreement, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.
Appointment as Proxy.   By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Company stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of Company stockholders.
Stock Options and Other Equity Awards; Company Warrants.   The Offer is being made only for Shares, and not for outstanding Company Stock Options, Company RSUs, Company Warrants (each as defined below) or other equity awards. Holders of outstanding vested Company Stock Options or Company Warrants may participate in the Offer only if they first exercise such Company Stock Options or Company Warrants, to the extent the same are or become exercisable, in accordance with the terms of the applicable Company equity plan, agreement or arrangement, and tender the Shares, if any, issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to ensure that the holder of such outstanding Company Stock Options or Company Warrants will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. Holders of Company RSUs, In-the-Money Options and Contingent-In-the-Money Options, whether vested or unvested, and Company Warrants, in each case, that are outstanding immediately prior to the Effective Time, may receive the payments described below, if any, for such Company RSUs, Company Stock Options and Company Warrants following the Effective Time without participating in the Offer, as further described below.
At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive the Offer Consideration, without interest and less any required tax withholding. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.
At the Effective Time, each In-the-Money Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be cancelled and converted into the right to receive (i) an amount in cash (without interest and less any required withholding tax) equal to the product of (A) the excess of the amount of the Cash Consideration over the exercise price per Share of such In-the-Money Option and (B) the number of Shares subject to such In-the-Money Option (without regard to vesting), and (ii) a number of CVRs equal to the number of Shares subject to such In-the-Money Option immediately prior to the Effective Time (without regard to vesting).
At the Effective Time, each Contingent-In-the-Money Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be cancelled and converted into the right to receive a number of CVRs equal to the number of Shares underlying such Contingent-In-the-Money Option, the subsequent payment under which (if any) will be reduced on a per CVR basis by the amount by which the exercise price per Share of such Contingent-In-the-Money Option exceeds the amount of the Cash Consideration. The cancellation of any such Contingent-In-the-Money Option will not entitle the holder thereof to receive any Cash Consideration at the Effective Time.
At the Effective Time, each Out-of-the-Money Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be cancelled for no consideration.
At the Effective Time, each Company RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be cancelled and automatically convert into the right of the holder thereof to receive, for each Share underlying such Company RSU (without regard to vesting), (x) the Cash Consideration (without interest and less any required withholding tax) and (y) one CVR.
At the Effective Time, to the extent permitted by its terms, each Company Warrant that is outstanding immediately prior to the Effective Time and that (i) has an exercise price per Share that is less than the amount of the Cash Consideration, will be treated in the same manner as each In-the-Money Option, (ii) has an exercise price per Share that is equal to or greater than the amount of the Cash Consideration and less than the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR, will be treated in the same manner as each Contingent-In-the-Money Option, and (iii) has an exercise price per Share that is greater than or equal to the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR, will be treated in the same manner as each Out-of-the-Money Option, in each case, including with respect to the form of consideration that may be payable, if any.
Information Reporting and Backup Withholding.   Payments made to stockholders of the Company in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger (currently at a rate of 24%). To avoid backup withholding, any stockholder that is a U.S. person that does not otherwise establish an exemption from U.S. federal backup withholding must complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Stockholders that are not U.S. persons should consult their own tax advisors to determine which IRS Form W-8 is appropriate. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any; provided the required information is timely furnished to the IRS. Payments made to holders of Company Stock Options, Company Warrants and Company RSUs will be subject to information reporting and withholding of taxes required by applicable law.
4. Withdrawal Rights
Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment by January 12, 2024, the 60th day after commencement of the Offer, you may withdraw them at any time after January 12, 2024, until Purchaser accepts your Shares for payment.
For a withdrawal of Shares to be effective, the Paying Agent must timely receive a written or facsimile transmission notice of withdrawal at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares held through DTC have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Paying Agent, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Paying Agent.
Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.
We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to any judgment of any court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Parent or any of their respective affiliates or assigns, the Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
5. Material U.S. Federal Income Tax Consequences
The following is a discussion of the material U.S. federal income tax consequences of the Offer and the Merger to holders that tender their Shares, and whose tender of the Shares is accepted, in exchange for the Offer Consideration pursuant to the Offer and holders whose Shares are converted into the right to receive the Offer Consideration pursuant to the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative guidance and judicial interpretations thereof, each in effect as of the date of this Offer to Purchase, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made or the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed herein or that a court will not sustain any challenge by the IRS in the event of litigation.
This discussion applies to a holder only if the holder holds its Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances, or that may apply to a holder subject to special treatment under U.S. federal income tax laws, including, but not limited to:
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a holder that is a regulated investment company, real estate investment trust, cooperative, bank or certain other financial institutions, insurance company, tax-exempt organization (including a private foundation), governmental organization, retirement or pension plan, dealer in securities or foreign currency, trader that uses the mark-to-market method of accounting with respect to its securities, expatriate or former long-term resident of the United States;

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a holder that is, or holds Shares through, a partnership, S corporation or other pass-through entity for U.S. federal income tax purposes;

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a holder that holds Shares as part of a straddle, hedging, constructive sale, conversion or other integrated transaction, or that is required to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement;

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a holder that holds or has held, directly, indirectly or constructively by attribution, more than 5 percent of the Shares;

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a holder that holds Shares as qualified small business stock for purposes of Sections 1045 or 1202 of the Code;

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a holder that is a controlled foreign corporation or a passive foreign investment company;

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a holder that exercises appraisal rights in the Merger, or received the Shares as compensation, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, or as restricted stock; and

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a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar.

In addition, this discussion does not address the corporate or individual alternative minimum tax, the net investment income tax, or any tax considerations under state, local or non-U.S. laws or U.S. federal non-income tax laws.
If a partnership, or another entity or arrangement treated as a partnership, or other pass-through entity for U.S. federal income tax purposes holds Shares, the tax treatment of its partners or members generally will depend on the status of the partner or member and the activities of the partnership or other entity. Accordingly, partnerships and other entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes that hold Shares, and partners or members in those entities or arrangements, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.
This discussion of the material U.S. federal income tax consequences of the Offer and the Merger to holders of Shares is for general information only and is not, is not intended to be, and may not be construed as, tax advice to holders of Shares. Because individual circumstances may differ, each holder of Shares is urged to consult his, her, or its own tax advisors as to the applicability and effect of the rules discussed below and the particular tax consequences of the Offer and the Merger, including the application of the corporate or individual alternative minimum tax and any U.S. federal, state, local and non-U.S. tax laws.
Tax Consequences to U.S. Holders.
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Shares that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.
The exchange of a Share for the Offer Consideration, i.e., the Cash Consideration plus a CVR, pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes.
The amount of gain or loss a U.S. Holder recognizes, and the timing and potential character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, which is subject to substantial uncertainty. The receipt of the CVRs pursuant to the Offer or the Merger should be treated as either a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each as discussed in more detail below. The installment method of reporting any gain attributable to the receipt of or payments on the CVRs will not be available because the Shares are traded on an established securities market.
There is no legal authority expressly addressing whether the receipt of contingent payment rights with characteristics similar to the rights under the CVRs should be treated as an open transaction or a closed transaction for U.S. federal income tax purposes. Under applicable U.S. Treasury regulations, the value of contingent payment obligations is considered not to be reasonably ascertainable and, therefore, subject to the open transaction method only in “rare and extraordinary” cases. If the fair market value of the CVRs is reasonably ascertainable, a U.S. Holder should treat the transaction as a closed transaction and include the fair market value of the CVRs as additional consideration received in the Offer or the Merger for purposes of determining gain or loss. Parent intends to treat the CVRs received with respect to the Shares pursuant to the Offer or the Merger for all U.S. federal and applicable state and local income tax purposes as additional consideration paid for the Shares pursuant to the Offer or the Merger as part of a closed transaction.
Parent’s views and actions (and the fair market value figure ascribed to the CVRs) as of the date of the Offer or the Merger are not dispositive with respect to the tax treatment or fair market value of the CVRs and are not binding on the IRS as to a U.S. Holder’s tax treatment of the receipt of CVRs or the fair market value of the CVRs. The following sections discuss the U.S. federal income tax consequences of the receipt of the CVRs in exchange for Shares in the event it is treated as a closed transaction and, alternatively, in the event it is treated as an open transaction. U.S. Holders are urged to consult their tax advisors regarding the proper characterization of the receipt of the CVRs and the ownership of the CVRs thereafter. In particular, U.S. Holders should consult their tax advisors regarding treatment of the receipt of the CVRs as a “closed transaction” or “open transaction.”
Treatment as Closed Transaction.   If the receipt of a CVR is part of a closed transaction for U.S. federal income tax purposes, a U.S. Holder who sells or exchanges Shares pursuant to the Offer or the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of the CVRs received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. No express guidance under current U.S. federal income tax law is available regarding the proper method for determining the fair market value of the CVRs. Parent may use the trading price of a Share prior to the closing of the Offer as the combined fair market value of the Cash Consideration and a CVR. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.
If the transaction is treated as a “closed” transaction for U.S. federal income tax purposes, a U.S. Holder’s initial tax basis in the CVRs will equal the fair market value of the CVRs on the date of the consummation of the Offer or the Merger, as applicable. The holding period of the CVRs will begin on the day following the date of the consummation of the Offer or the Merger, as applicable.
The character of any gain, income or loss recognized with respect to a payment on a CVR received in a “closed transaction” is uncertain. For example, payments with respect to a CVR could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. In addition, it is unclear how a U.S. Holder of a CVR would recover its adjusted tax basis in such CVR. Were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment may constitute imputed interest, as described in more detail below. Each U.S. Holder should consult its tax advisor regarding the treatment of payments received in respect of a CVR in a closed transaction.
Although not entirely free from doubt, if a CVR expires with remaining adjusted tax basis, a U.S. Holder generally would recognize a loss, which loss likely would be a capital loss, in an amount equal to such U.S. Holder’s adjusted tax basis in the CVR. The deductibility of capital losses is subject to limitations. Each U.S. Holder should consult its tax advisor regarding the treatment in its particular circumstances of the expiration of a CVR.
Treatment as Open Transaction.   If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the fair market value of the CVR will not be treated as additional consideration for the Shares at the time the CVR is received, and the U.S. Holder will not have any tax basis in the CVR. Instead, the U.S. Holder will take payments under a CVR into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Generally, a portion of such payments may be treated as imputed interest, as described in more detail below, and the balance as additional consideration recognized in exchange for the Shares. The Cash Consideration and the portion of payment on any CVR that is not treated as imputed interest will generally be applied first against a U.S. Holder’s adjusted tax basis in the Shares and any excess thereafter treated as capital gain. A U.S. Holder will recognize capital loss with respect to a Share to the extent that the holder’s adjusted tax basis in such Share exceeds the Cash Consideration plus the payment (other than imputed interest), if any, in respect of the CVR, and a U.S. Holder may not be able to recognize such loss until the resolution of all contingencies under the CVR. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holders’ holding period in the Share exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.

Imputed Interest.   If payment with respect to a CVR is made more than six months after the closing of the Offer or the Effective Time (as applicable), a portion of the payment may be treated as imputed interest that is ordinary income to a U.S. Holder. The portion of any payment made with respect to a CVR treated as imputed interest will be determined at the time such payment is made and generally should equal the excess of (i) the amount of the payment in respect of the CVR over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate as the discount rate. A U.S. Holder must include in its taxable income imputed interest using such stockholder’s regular method of accounting for U.S. federal income tax purposes.
Tax Consequences to Non-U.S. Holders.
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of Shares that is not a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes and that is not a U.S. Holder.
Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “Tax Consequences to U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate) or (ii) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses).
Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) of the portion of any such payments treated as imputed interest (as discussed above under “Tax Consequences to U.S. Holders — Imputed Interest”), unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents.
Information Reporting and Backup Withholding and FATCA
Information reporting generally will apply to payments to a stockholder pursuant to the Offer or the Merger, unless such stockholder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. In addition, payments with respect to the CVRs may be subject to information reporting and backup withholding. Because we intend to treat the CVRs received with respect to the Shares pursuant to the Offer or the Merger for all U.S. federal and applicable state and local income tax purposes as additional consideration paid for the Shares pursuant to the Offer or the Merger as part of a closed transaction, we expect to report on IRS Form 1099-B both the Cash Consideration and the fair market value of the CVRs issued in connection with the Offer or the Merger. U.S. Holders that treat the Offer or the Merger, as applicable, as an “open transaction” for U.S. federal income tax purposes are urged to consult their own tax advisors regarding how to accurately report their income under this method.
Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder (i) provides the appropriate documentation (generally, an IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption and (ii) with respect to payments on the CVRs, provides the Rights Agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding.
The information reporting and backup withholding rules that apply to payments to a stockholder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an

IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.
U.S. Holders should consult their own tax advisors to determine their qualification for exemption from backup withholding and the procedure for obtaining such exemption.
Foreign Account Tax Compliance Act
Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), Parent or another applicable withholding agent will be required to withhold tax at a rate of 30% on the portion of payments on the CVRs treated as imputed interest and paid to “foreign financial institutions” or “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and information reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances.
Under currently proposed Treasury Regulations, FATCA withholding would no longer apply to payments of gross proceeds from the sale or other disposition of property of a type that can generate U.S. source interest or dividends, including the Shares. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Non-U.S. Holders should consult their tax advisors regarding the possible implications of the FATCA rules on their receipt of, and payments with respect to, the CVRs.
6. Price Range of Shares; Dividends on the Shares
The Shares currently trade on Nasdaq under the symbol “MIRO”. The Company has advised us that, as of November 10, 2023, 27,419,228 Shares were issued and outstanding. The following table sets forth the high and low intraday sale prices per Share for each quarterly period with respect to the periods indicated, as reported by Nasdaq:
	High	Low
Fiscal Year Ending December 31, 2023
Fourth Quarter (through November 10, 2023)	$3.44	$0.96
Third Quarter	$2.00	$1.15
Second Quarter	$2.35	$0.91
First Quarter	$3.73	$1.40
Fiscal Year Ending December 31, 2022
Fourth Quarter	$4.50	$2.02
Third Quarter	$4.95	$2.27
Second Quarter	$4.49	$3.32
First Quarter	$5.29	$2.02
On October 27, 2023, the last full day of trading before we announced entry into the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $1.04 per Share. On November 10, 2023, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on

Nasdaq was $3.38 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.
Parent and Purchaser understand that the Company has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future.
7. Certain Information Concerning the Company
The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information. Neither Parent nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information, but which are unknown to Parent or Purchaser.
General.   The Company is a Delaware corporation. According to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and other publicly available information, the Company is a life sciences company pioneering a novel technology for bioengineering fully transplantable organs.
The address of the Company’s principal executive offices and the Company’s phone number at its principal executive offices are as set forth below:
6455 Flying Cloud Drive, Suite 107
Eden Prairie, Minnesota 55344
(952) 942-6000
Additional Information.   The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their compensation, stock options and restricted stock units granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to Company stockholders and filed with the SEC. Such information will also be available in the Schedule 14D-9. Copies of such reports, proxy statements and other information filed electronically by the Company with the SEC are available and may be obtained at no charge at the SEC’s website at www.sec.gov.
8. Certain Information Concerning Parent and Purchaser
Parent is a biotechnology company focused on the development and commercialization of innovative products to address the unmet medical needs of patients with chronic and life-threatening conditions. In 2021, Parent converted to a Delaware public benefit corporation, with the express public benefit purpose of providing a brighter future for patients through the development of novel pharmaceutical therapies, and technologies that expand the availability of transplantable organs.
Purchaser is a Delaware corporation and wholly owned subsidiary of Parent and was formed solely for the purpose of facilitating an acquisition by Parent. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Until immediately before the Acceptance Time, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. Upon consummation of the Merger, Purchaser will merge with and into the Company, whereupon the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation.

The address of the principal executive offices and the phone number at the principal executive offices of each of Parent and Purchaser are as set forth below:
1000 Spring Street
Silver Spring, Maryland 20910
(301) 608-9292
The name, business address, citizenship, current principal occupation or employment, and five-year material employment history of each director and executive officer of Parent and Purchaser and certain other information are set forth in Schedule I to this Offer to Purchase.
During the last five years, neither Parent nor Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Except as set forth elsewhere in this Offer to Purchase, neither Parent nor Purchaser or, to the best knowledge of Parent and Purchaser, the persons listed in Schedule I hereto or any associate or other majority-owned subsidiary of Parent and Purchaser or of any of the persons so listed: (i) beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; or (ii) has effected any transaction with respect to the Shares or any other equity securities of the Company during the past 60 days. Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase, neither Parent nor Purchaser or, to the best knowledge of Parent and Purchaser, the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).
Except as set forth elsewhere in this Offer to Purchase, during the two years before the date of this Offer to Purchase, there have been (i) no transactions between any of Parent, Purchaser, their subsidiaries or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (ii) no negotiations, transactions or material contacts between Parent, Purchaser, their subsidiaries or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
Additional Information.   Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO (as it may be amended, supplemented or otherwise modified from time to time, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent with the SEC, are available and may be obtained at no charge at the SEC’s website at www.sec.gov.
9. Source and Amount of Funds
We estimate that we will need approximately $91 million to purchase all of the Shares pursuant to the Offer, to complete the Merger and to make the payments in respect of outstanding Company Stock Options, Company RSUs, and Company Warrants required to be made in connection with the closing of the Merger pursuant to the Merger Agreement. In addition, we estimate that we will need approximately $54 million to pay the maximum aggregate amount that the holders of CVRs may be entitled to receive if the Milestone is achieved. Parent has and will have available to it, through a variety of sources, including cash on hand, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the Offer. The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of the Shares pursuant to the Offer.
10. Background of the Offer; Past Contacts or Negotiations with the Company
The following is a description of contacts between representatives of United Therapeutics and its affiliates and representatives of the Company and other persons that resulted in the execution of the Merger Agreement. For a review of the Company’s additional activities, please refer to the Schedule 14D-9 that will be filed by the Company with the SEC and mailed to the Company’s stockholders.
From time to time in the ordinary course of business, United Therapeutics evaluates various business opportunities to enhance stockholder value. These evaluations have included assessments of potential strategic transactions to enhance Parent’s capabilities.
On May 18, 2023, Mr. Jeffrey Ross, the Company’s Chief Executive Officer and James Douglas, the Company’s Chief Financial Officer contacted United Therapeutics to schedule a conversation in which they would provide a non-confidential business update regarding the Company and introduce the topic of exploring potential partnering and/or fundraising opportunities with United Therapeutics.
On June 14, 2023, Messrs. Ross and Douglas had an initial video conference call with Dr. Elizabeth Eades, Senior Director, Corporate Strategy and Business Development at United Therapeutics, to provide her with the non-confidential business update and to introduce the topic of exploring potential partnering and/or fundraising opportunities.
As part of the Company’s strategic partnering process outreach, Messrs. Ross and Douglas had a second video conference call with Dr. Eades on July 17, 2023. During this call, Dr. Eades expressed interest on behalf of United Therapeutics in acquiring the Company rather than exploring a strategic partnership between their respective entities. United Therapeutics did not make a proposal with respect to the acquisition of the Company at that time. The Company’s closing stock price on that date was $1.45 per Share.
Later on July 17, 2023, Dr. Eades emailed a draft confidentiality agreement to Messrs. Ross and Douglas to be executed by the parties in order to facilitate further discussions. After review and negotiation of the confidentiality agreement, United Therapeutics and the Company entered into a Reciprocal Confidentiality and Non-Disclosure Agreement on July 18, 2023 (the “NDA”).
On July 18, 2023, Messrs. Ross and Douglas had separate calls with representatives of Piper Sandler and Faegre Drinker Biddle & Reath LLP (“Faegre Drinker”), the Company’s outside legal counsel, to discuss United Therapeutics’ potential acquisition of the Company.
On July 21, 2023, United Therapeutics emailed Messrs. Ross and Douglas a written non-binding indication of interest describing its proposal to acquire all of the issued and outstanding Shares of the Company’s common stock in a two-step merger pursuant to Section 251(h) of the DGCL, for consideration of $2.75 per Share in cash at closing. The proposal did not include any financing contingencies, as United Therapeutics proposed to fund the acquisition with available cash on hand. The proposal represented a premium of approximately 48% over the ten-trading-day average closing price of $1.86 for the Company’s Shares as of July 20, 2023. The Company’s closing stock price on July 21, 2023 was $1.74 per Share.
On July 26, 2023, following a meeting of the Company Board, Mr. Ross called Dr. Eades to deliver a message from the Company Board. Mr. Ross indicated that the Company Board had directed him to advise United Therapeutics that the Board had determined that the price set forth in United Therapeutics’ proposal did not fully take into account the value of the Company’s technology, market potential, and regulatory and clinical timeline and thus was not in the best interests of the Company and its stockholders. Mr. Ross also noted that the Company Board had further authorized him to continue discussions if United Therapeutics was willing to increase its offer to take into account the Company’s current regulatory status and other progress made by the Company to advance its product programs. At the conclusion of the call, they agreed to talk again at a later date for the purpose of formalizing a meeting between the core executive management teams of both companies and to permit United Therapeutics’ representatives to conduct a site visit at the Company’s facility, subject in all cases, to the confidentiality restrictions under the NDA. The meeting date was tentatively scheduled for August 23, 2023, subject to continued progress and availability of attendees.

On August 1, 2023, Messrs. Ross and Douglas, and on August 3, 2023, Mr. Ross, discussed United Therapeutics’ proposal with Dr. Eades in the context of the regulatory status of the Company’s product programs and the Company’s alternative financing options. Company management discussed that an offer that included contingent consideration linked to FDA authorization of the Company’s investigational new drug application (“IND”) for mirokidney, in addition to the adequate upfront cash consideration offered by United Therapeutics, would better reflect the Company’s potential. Dr. Eades did not agree to this proposal, but requested that the Company provide more specific feedback regarding the Company Board’s view of the Company’s valuation.
On August 4, 2023, representatives of Piper Sandler held an introductory call with Dr. Eades. Piper Sandler explained that they were meeting with the Company Board on August 10, 2023, and that they would follow up with Dr. Eades after the meeting.
On August 11, 2023, representatives of Piper Sandler spoke with Dr. Eades. During the call, pursuant to the direction of the Company Board at its prior meeting on August 10, 2023, Piper Sandler requested that United Therapeutics increase its offer to reflect at least $5 per Share in value. Dr. Eades responded that United Therapeutics would not be able to reach $5 per Share in cash up-front. The representatives of Piper Sandler suggested that a CVR tied to a near-term value creating event, such as the Company’s IND clearance for miroliverELAP or other event, could be a mechanism to enable the Company’s stockholders to share in the potential near-term success of the Company. Dr. Eades acknowledged the concept of a CVR but did not agree to a CVR on such terms, noting that this proposal did not recognize the risks and capital needs associated with the Company’s product programs.
On August 16, 2023, representatives of Piper Sandler spoke to Dr. Eades to further discuss the United Therapeutics proposal to acquire the Company. Piper Sandler reiterated the view of the Company Board that United Therapeutics’ offer did not adequately reflect the value of the Company. Dr. Eades restated United Therapeutics’ position that the offer provided a compelling premium to Company stockholders, however, Dr. Eades expressed a willingness to explore offering additional value through a CVR, but only after conducting preliminary diligence. Dr. Eades suggested that if United Therapeutics was to provide for a CVR, it would likely need to be tied to mirokidney versus miroliverELAP.
On August 16, 2023, Mr. Ross had a call with Dr. Eades to clarify aspects of the United Therapeutics offer. At the conclusion of the call, they confirmed the August 23, 2023 meeting between key executives of both companies and a site visit at the Company’s facility should take place as previously discussed on July 26, 2023, subject to the confidentiality restrictions under the NDA.
On August 23, 2023, certain members of United Therapeutics’ management team came to the Company’s offices in Eden Prairie, Minnesota and met with Messrs. Ross and Douglas to conduct a site visit and discuss the Company’s technology and product development efforts, in each case, subject to the confidentiality restrictions under the NDA.
On August 29, 2023, United Therapeutics submitted to Mr. Ross via email a revised written non-binding indication of interest to acquire all of the issued and outstanding Shares in exchange for $3.25 per Share in cash plus a CVR that would provide an additional $1.25 per Share if a milestone related to the implantation of the mirokidney in a human patient was achieved by June 30, 2025. The proposal represented a premium of approximately 234% (141% exclusive of the CVR) over the ten-trading-day average closing price of $1.35 for the Company’s Shares as of August 29, 2023. The Company’s closing stock price on August 29, 2023 was $1.39 per Share. Dr. Eades simultaneously communicated to Mr. Ross that United Therapeutics’ non-binding indication was near the highest valuation for the Company that United Therapeutics would be willing to propose.
On September 1, 2023, representatives of Piper Sandler had a discussion with Dr. Eades and made a counter-proposal authorized by the Company Board that valued the Company at $5.00 per Share (including the potential value of the CVR) and extended the time period for achieving the Milestone from June 30 to December 31, 2025.
On September 7, 2023, United Therapeutics submitted to Piper Sandler and Mr. Ross via email a further revised written non-binding indication of interest, specifying its proposal to acquire all of the issued and outstanding Shares of the Company in exchange for $3.25 per Share in cash plus a CVR that would pay an additional $1.75 per Share, contingent upon the Company achieving the milestone of implanting the Company’s fully implantable manufactured kidney product, mirokidney, in the first human patient under an investigational device exception approved by the FDA, by December 31, 2025. United Therapeutics communicated that this proposal was its last, best, and final offer. The proposal represented an increase of approximately 82% (18% exclusive of the CVR) over the initial United Therapeutics proposal dated July 21, 2023, and a premium of approximately 261% (134% exclusive of the CVR) over the ten-trading-day average closing price of $1.39 for the Company’s common stock as of September 6, 2023. The Company’s closing stock price on September 7, 2023 was $1.32 per Share.
On September 8, 2023, Dr. Eades called Mr. Ross to determine if there was still mutual interest in further discussions and if they should schedule a follow-up meeting. Mr. Ross advised that he would respond to Dr. Eades following the next meeting of the Company Board.
On September 11, 2023, Messrs. Ross and Douglas, as well as representatives of Piper Sandler, advised United Therapeutics that at its meeting earlier that day, the Company Board had authorized the Company to negotiate definitive transaction documentation with respect to a potential transaction on the basis set forth in United Therapeutics’ latest non-binding indication of interest, and to permit United Therapeutics to commence its due diligence of the Company.
On September 12, 2023, representatives of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), counsel to United Therapeutics, spoke with representatives of Faegre Drinker to discuss the anticipated timeline and next steps regarding a potential transaction.
On September 17, 2023, certain members of United Therapeutics’ management team visited the Company’s offices in Eden Prairie, Minnesota to meet with Messrs. Ross and Douglas, conduct a second site visit, and discuss the Company’s technology and product development efforts, in each case, subject to the confidentiality restrictions under the NDA.
On September 21, 2023, Gibson Dunn delivered an initial draft of the Merger Agreement to the Company’s counsel at Faegre Drinker. United Therapeutics’ initial draft of the Merger Agreement included customary no-shop provisions, with a “fiduciary out” that would permit the Company to consider an unsolicited topping offer (or a material intervening event) and an associated termination fee payable by the Company equal to 4% of the transaction value, assuming achievement of the CVR milestone, as well as an obligation to reimburse United Therapeutics’ expenses if the transaction was terminated in certain scenarios in which a termination fee might not otherwise be payable. The Agreement also provided that United Therapeutics would not be required to accept any material divestiture or other adverse conditions to obtain any necessary regulatory approval, nor would it be required to pay a reverse termination fee if the Merger Agreement were terminated due to the failure to obtain such regulatory approval.
Over the next several weeks, Faegre Drinker and Gibson Dunn exchanged multiple revised drafts of the Merger Agreement and engaged in a number of phone calls regarding the terms thereof.
On September 22, 2023, the Company opened a virtual data room for United Therapeutics and its representatives to conduct a due diligence review of the Company. Respective members of management for each of the Company and United Therapeutics held various due diligence calls from the end of September until late October to perform customary due diligence.
On October 11, 2023, Faegre Drinker had a call with Gibson Dunn to discuss the current status of various workstreams relating to the proposed transaction as well as a number of due diligence-related questions.
On October 13, 2023, Gibson Dunn delivered an initial draft of the CVR Agreement to Faegre Drinker.
On October 18, 2023, Faegre Drinker had a call with Gibson Dunn to negotiate the terms and conditions of the Merger Agreement. Among other things, Faegre Drinker proposed changes to the CVR Agreement, a reduced termination fee, and the inclusion of a reverse termination fee.
On October 25, 2023. Faegre Drinker had a call with Gibson Dunn, on which representatives of both the Company and United Therapeutics were present, to negotiate the terms and conditions of the proposed transaction. Among other things, the parties discussed the terms of a potential reverse termination fee, and certain changes to the terms of the CVR Agreement.
On October 27, 28, and 29, 2023, respectively, Faegre Drinker corresponded frequently, and had calls, with Gibson Dunn to negotiate the remaining terms and conditions of the Merger Agreement, Support Agreement, and CVR Agreement. These negotiations resulted in a final Merger Agreement that required the Company to pay a termination fee under specific circumstances that was significantly less than the termination fee originally proposed by United Therapeutics, did not include any potential obligations of the Company to reimburse United Therapeutics’ expenses and obligated United Therapeutics to pay a reverse termination fee of $8 million in the event that the transaction was terminated due to the failure to obtain antitrust approval (if required).
The parties executed the Merger Agreement and the Support Agreement on October 29, 2023, and, on the morning of October 30, 2023, before the opening of the United States stock exchanges, United Therapeutics and the Company issued a joint press release announcing the parties’ entry into the Merger Agreement.
On November 13, 2023, United Therapeutics commenced the Offer.
11. The Merger Agreement; Other Agreements
Merger Agreement
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. A copy of the Merger Agreement is filed as Exhibit (d)(1) to the Schedule TO. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this Section 11 and not otherwise defined in this Offer to Purchase have the respective meanings set forth in the Merger Agreement.
The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Merger Agreement. It is not intended to provide any other factual information about Parent, Purchaser or the Company. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were made solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases, were qualified by disclosures set forth in a confidential disclosure letter that was provided by the Company to Parent but that is not filed with the SEC as part of the Merger Agreement (the “Company Disclosure Letter”). Investors are not third-party beneficiaries under the Merger Agreement, except for (i) holders of Shares who have validly tendered and not validly withdrawn Shares pursuant to the Offer, if the Acceptance Time occurs, and (ii) holders of Shares, Company Stock Options, Company RSUs, and Company Warrants, if the Effective Time occurs, in each case, with respect to such holders’ right to receive the consideration payable to them under the Merger Agreement (if any). Accordingly, investors should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which does not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.
The Offer
Upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser will, and Parent will cause Purchaser to, commence the Offer as promptly as reasonably practicable, and in any event, no later than November 13, 2023. Subject to the satisfaction or, to the extent waivable by Parent or Purchaser, waiver of each of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” the Merger Agreement obligates Purchaser to consummate the Offer in accordance with its terms and irrevocably accept for payment, and thereafter pay for, all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.
Purchaser and Parent expressly reserve the right, in their sole discretion, to (i) increase the Offer Consideration, (ii) waive any Offer Condition (other than the Minimum Condition) or (iii) modify any other terms or conditions to the Offer, except that the prior written consent of the Company is required for Purchaser and Parent to:
•
reduce the amount of the Cash Consideration or the amount of the Milestone Payment (provided, for the avoidance of doubt, that any increase in required withholding tax due to changes in applicable law will not be considered a reduction to the Offer Consideration);

•
impose conditions to the Milestone Payment in addition to the conditions set forth in the form of CVR Agreement (or modify any such conditions in a manner adverse to holders of CVRs in their capacity as such);

•
change the form of consideration payable in the Offer (other than by adding consideration);

•
reduce the number of Shares subject to the Offer;

•
waive, amend or change the Minimum Condition;

•
impose conditions to the Offer in addition to the Offer Conditions;

•
extend the expiration of the Offer except as required or permitted by the Merger Agreement; or

•
modify any Offer Condition set forth in the Merger Agreement in a manner adverse to the holders of Shares (in their capacity as such).

Extensions of the Offer
The Offer will initially be scheduled to expire at one minute after 11:59 p.m., New York City time, on December 11, 2023.
However, the Merger Agreement provides that Purchaser is required or permitted to extend the Offer in the following circumstances:
•
Purchaser must extend the Offer for any period to the minimum extent required by any law, or any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer;

•
if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and, if waivable, has not been waived, Purchaser may in its discretion (without the consent of the Company or any other person), extend the Offer for additional periods of between five and ten business days per extension (or such other period as Parent and the Company may agree) to permit such Offer Condition to be satisfied; and

•
if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and, if waivable, has not been waived, at the Company’s written request, Purchaser must extend the Offer for additional periods of between five and ten business days per extension (or such other period as Parent and the Company may agree) to permit such Offer Condition to be satisfied;

provided, that (i) if, as of any Expiration Date, all of the Offer Conditions (other than the Minimum Condition) have been satisfied or waived, neither Parent nor Purchaser will be required to extend the Offer on more than three occasions, but may elect to do so with the Company’s prior written consent, and (ii) Parent and Purchaser will not be required to, and may not without the Company’s prior written consent, extend the Offer beyond the earlier of the valid termination of the Merger Agreement and the Outside Date.
If the Merger Agreement is terminated, Purchaser will terminate the Offer, will not acquire any Shares pursuant to the Offer and will promptly return, and cause the Paying Agent to return, all tendered Shares to the registered holders thereof.

When the Merger Becomes Effective; Structure of the Merger
As soon as practicable (but in any event within two business days) following the Acceptance Time, except if any of the applicable conditions to the Merger set forth in the Merger Agreement have not been satisfied or waived as of such date, in which case, on the first business day following the satisfaction or waiver of such unsatisfied conditions (other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions), Purchaser will merge with and into the Company, and the separate corporate existence of Purchaser will cease. The Company will continue as the Surviving Corporation and a wholly owned subsidiary of Parent. The Merger will be effected pursuant to Section 251(h) of the DGCL and will be effected without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL.
As soon as practicable on the closing date of the Merger (the “Closing Date”), the Company and Purchaser will file or cause to be filed with the Secretary of State of the State of Delaware the Certificate of Merger with respect to the Merger. The Merger will become effective upon the date and time of the filing of the Certificate of Merger, or at such other time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger.
Certificate of Incorporation; Bylaws; Directors and Officers
At the Effective Time, (i) the certificate of incorporation of the Company will be amended and restated in its entirety as set forth in Exhibit B of the Merger Agreement, and (ii) the bylaws of the Company will be amended so that they read in their entirety the same as the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that all references therein to Purchaser will be automatically amended and will become references to the Surviving Corporation. Such amended and restated certificate of incorporation and bylaws will be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended.
From and after the Effective Time, the directors and officers of Purchaser immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, in each case, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.
Effect of the Merger on the Company’s Common Stock
At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive the Offer Consideration, without interest and less any required tax withholding.
At the Effective Time, the Excluded Shares will be canceled and will cease to exist, and no consideration will be delivered in exchange for such Excluded Shares.
The Offer Consideration will be appropriately adjusted to reflect any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable or exercisable for shares of such capital stock, that occurs between the date of the Merger Agreement and the Effective Time as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or merger or other similar transaction, in each case, so as to provide the same economic effect as contemplated by the Merger Agreement prior to such event.
Treatment of Equity Awards; Equity Plans
Company Stock Options.   At the Effective Time, each In-the-Money Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be cancelled and converted into the right to receive (i) an amount in cash (without interest and less any required withholding tax) equal to the product of (A) the excess of the amount of the Cash Consideration over the exercise price per Share of such In-the-Money Option and (B) the number of Shares subject to such In-the-Money Option (without regard to vesting), and (ii) a number of CVRs equal to the number of Shares subject to such In-the-Money Option immediately prior to the Effective Time (without regard to vesting). At the Effective Time, each Contingent-In-the-Money Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be cancelled and converted into the right to receive a number of CVRs equal to the number of Shares underlying such Contingent-In-the-Money Option, the subsequent payment under which (if any) will be reduced on a per CVR basis by the amount by which the exercise price per Share of such Contingent-In-the-Money Option exceeds the amount of the Cash Consideration. The cancellation of any such Contingent-In-the-Money Option will not entitle the holder thereof to receive any Cash Consideration at the Effective Time. At the Effective Time, each Out-of-the-Money Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be cancelled for no consideration.
Company RSUs.   At the Effective Time, each Company RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be cancelled and automatically convert into the right of the holder thereof to receive, for each Share underlying such Company RSU (without regard to vesting), (x) the Cash Consideration (without interest and less any required withholding tax) and (y) one CVR.
Equity Plans.   The Company will take all actions necessary to ensure that, as of the Effective Time, (i) the Miromatrix Medical Inc. 2021 Equity Incentive Plan, Miromatrix Medical Inc. 2019 Equity Incentive Plan, Miromatrix Medical Inc. 2010 Stock Incentive Plan, Miromatrix Medical Inc. 2021 Employee Stock Purchase Plan, and any other employee or director stock option, stock purchase or equity compensation plans, arrangements or agreements of the Company (collectively, the “Company Stock Plans”) terminate and (ii) no holder of a Company Stock Option or Company RSU or any participant in any Company Stock Plan or any other employee incentive or benefit plan, program or arrangement or any nonemployee director plan maintained by the Company will have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their subsidiaries.
Warrants
At the Effective Time, to the extent permitted by its terms, each Company Warrant that is outstanding immediately prior to the Effective Time and that (i) has an exercise price per Share that is less than the amount of the Cash Consideration, will be treated in the same manner as each In-the-Money Option, (ii) has an exercise price per Share that is equal to or greater than the amount of the Cash Consideration and less than the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR, will be treated in the same manner as each Contingent-In-the-Money Option, and (iii) has an exercise price per Share that is greater than or equal to the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR, will be treated in the same manner as each Out-of-the-Money Option, in each case, including with respect to the form of consideration that may be payable, if any. The Company will use reasonable best efforts to (i) take all such actions, including securing consents or amendments, as may be reasonably necessary to provide for such treatment of Company Warrants or (ii) otherwise secure the termination of such Company Warrants at or prior the Effective Time; provided, that Parent’s consent will be required for the payment of any consideration with respect to such termination that differs from the consideration (including with respect to form) that would be payable if the applicable Company Warrants were treated in the same manner as each Company Stock Option is treated as described above in “Company Stock Options”.
Dissenting Shares
Dissenting Shares will not be converted into the right to receive the Offer Consideration, unless and until the holder of such Dissenting Shares fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal with respect to such Shares under the DGCL. Holders of Dissenting Shares who have properly exercised and perfected a demand for appraisal of such Shares in accordance with Section 262 of the DGCL will instead be entitled only to such consideration as determined pursuant to Section 262 of the DGCL. If any such holder fails to perfect, effectively withdraws or otherwise loses any such right to appraisal and payment under Section 262 of the DGCL, such Shares will thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn, or expired, the Offer Consideration, without interest and less any required tax withholding.

Payment for Shares
Prior to the Effective Time, Parent will deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of holders of Shares immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares), cash in an amount sufficient to pay (i) the aggregate cash consideration payable to holders who have validly tendered and not validly withdrawn Shares pursuant to the Offer and (ii) the aggregate Cash Consideration payable to holders of Shares in connection with the closing of the Merger (the “Closing”).
As soon as reasonably practicable after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of (i) Certificated Shares or (ii) uncertificated Shares represented by book-entry (“Book-Entry Shares”), who in each case, was entitled to receive the Offer Consideration in respect thereof, (A) in the case of holders of record of Certificated Shares, the Letter of Transmittal (which will specify that delivery will be effected only upon actual receipt of the Letter of Transmittal and accompanying Share Certificates by the Paying Agent), and instructions for use in effecting the surrender of the Share Certificates, and (B) in the case of holders of record of Book-Entry Shares, customary provisions regarding delivery of an Agent’s Message with respect to such Book-Entry Shares.
Upon surrender to the Paying Agent of a Share Certificate (or an effective affidavit of loss in lieu thereof), together with a duly completed Letter of Transmittal and such other documents as may reasonably be required by the Paying Agent pursuant to such instructions, or, in the case of Book-Entry Shares, upon receipt by the Paying Agent of a customary “Agent’s Message” with respect to such Book-Entry Shares, the holder of such Share Certificates or Book-Entry Shares will be entitled to receive the Offer Consideration for such Shares, and such Share Certificates and Book-Entry Shares shall forthwith be cancelled and of no further effect.
Representations and Warranties
In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser, subject to certain specified exceptions and qualifications contained in the Merger Agreement and the Company Disclosure Letter. These representations and warranties relate to, among other things:
•
organization, standing and power;

•
capital stock and other equity interests;

•
subsidiaries;

•
the Company’s corporate power and authority to enter into, and the binding nature of, the Merger Agreement;

•
certain required consents and approvals;

•
SEC reports and financial statements;

•
undisclosed liabilities;

•
certain information relating to the Schedule 14D-9;

•
the absence of certain changes or events;

•
litigation;

•
compliance with laws;

•
employee benefit plans and labor matters;

•
environmental matters;

•
tax matters;

•
material contracts;

•
insurance;

•
real property matters;

•
intellectual property;

•
data privacy matters;

•
regulatory matters;

•
applicable state anti-takeover statutes;

•
the applicability of Section 251(h) of the DGCL;

•
no shareholder rights plan;

•
related party transactions;

•
compliance with anti-bribery and anti-corruption laws;

•
the Company’s top suppliers;

•
brokers and certain fees;

•
the opinion of Piper Sandler; and

•
the loan received by the Company under the Paycheck Protection Program established under the Coronavirus Aid, Relief, and Economic Security Act.

In the Merger Agreement, Purchaser and Parent have made customary representations and warranties to the Company, subject to certain specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things: organization, standing and power; Parent’s and Purchaser’s corporate power and authority to enter into, and the binding nature of, the Merger Agreement; certain required consents and approvals; certain information relating to the Schedule TO, this Offer to Purchase, and other documents to be filed with the SEC in connection with the Offer; brokers; certain information relating to Purchaser; sufficiency of funds; and ownership of the Shares.
The representations and warranties will not survive consummation of the Merger.
Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Material Adverse Effect” clause. For purposes of the Merger Agreement, “Material Adverse Effect” means any event, change, development, circumstance, condition, occurrence, result, effect or state of facts (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, (i) has been or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole or (ii) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or would reasonably be expected to do so. In the case of clause (i) only, a “Material Adverse Effect” will not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from:
(1)
changes or conditions generally affecting the pharmaceutical or Regulated Product (as defined in the Merger Agreement) industry or the economy or the financial, credit, banking or securities markets, including effects on such industries, the economy or markets resulting from any economic, social, legal, regulatory and political conditions or developments in general;

(2)
the outbreak or escalation of war, civil unrest or acts of terrorism;

(3)
changes in applicable law or generally accepted accounting principles in the United States (“GAAP”);

(4)
any natural disasters or calamities, including hurricanes, floods, tornadoes, tsunamis, earthquakes and wild fires;

(5)
any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions;

(6)
any action taken by the Company or any of its subsidiaries that is expressly required by the

Merger Agreement, or the failure of the Company or any of its subsidiaries to take any action that is expressly prohibited by the Merger Agreement;
(7)
in and of itself, (a) any change in the price or trading volume of Shares, (b) any failure by the Company to meet any internal or published projections, forecasts, estimates or expectations of the Company’s revenue, earnings, or other financial performance or results of operations for any period, or (c) any downgrade in the Company’s credit rating or credit outlook (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect);

(8)
the execution, delivery, or announcement of the Merger Agreement or the pendency of the transactions contemplated by the Merger Agreement (provided, that this clause will not apply with respect to the representations and warranties (in whole or in relevant part) made by the Company in the Merger Agreement, the purpose of which is to address the consequences resulting from, relating to or arising out of the execution, delivery, or announcement of the Merger Agreement or the pendency of the transactions contemplated by the Merger Agreement);

(9)
any action brought by stockholders of the Company arising from or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;

(10)
any actions taken at the express written request of Parent or its affiliates, or

(11)
feedback from the FDA with respect to the Company’s product candidates, products or programs;

provided, that, with respect to clauses (1) through (5), the impact of such Effects shall not be excluded if and only to the extent that such impact is disproportionately adverse to the Company and its subsidiaries, taken as a whole, as compared to other participants in the pharmaceutical or Regulated Product industry.
Conduct of Business Pending the Merger
During the period from the date of the Merger Agreement to the earlier of the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, except (1) as set forth in the Company Disclosure Letter, (2) as consented to in writing in advance by Parent (which consent will not be unreasonably withheld, conditioned or delayed), (3) as otherwise expressly permitted, required or contemplated by the Merger Agreement or as required by applicable law, or (4) in connection with reasonable actions taken, or omitted to be taken, pursuant to COVID-19 Measures (as defined in the Merger Agreement) or in reasonable response to COVID-19, the Company will, and will cause each of its subsidiaries to, use reasonable best efforts to carry on its business in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and maintain its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.
In addition to and without limiting the generality of the foregoing, during the period from the date of the Merger Agreement to the earlier of the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, except (1) as set forth in the Company Disclosure Letter, (2) as consented to in writing in advance by Parent (which consent will not be unreasonably withheld, conditioned or delayed), (3) as otherwise expressly permitted, required or contemplated by the Merger Agreement or as required by applicable law, or (4) in connection with reasonable actions taken, or omitted to be taken, pursuant to COVID-19 Measures (as defined in the Merger Agreement) or in reasonable response to COVID-19, the Company will not, and will not permit any of its subsidiaries to:
•
(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned subsidiary of the Company to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests other than the acquisition of Shares in connection with withholding to satisfy the exercise price or tax obligations with respect to Company Stock Options, Company Warrants, and Company RSUs, in each case, outstanding as of the date of the Merger Agreement and pursuant to the terms thereof, or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests;
•
issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien (other than a permitted lien) any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for, any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to contracts as in effect on the date of the Merger Agreement (other than the issuance of Shares upon the exercise or settlement, as applicable, of Company Stock Options, Company Warrants, and Company RSUs, in each case, outstanding as of October 27, 2023 pursuant to the terms thereof);

•
amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or bylaws (or similar organizational documents);

•
directly or indirectly acquire or agree to acquire (i) any corporation, partnership, association or other business organization or division thereof (whether by merger, consolidation, acquisition of stock or assets, the making of an investment, loan, or capital contribution or otherwise), or (ii) any assets that are otherwise material to the Company and its subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

•
directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any lien (other than a permitted lien) or otherwise dispose, in whole or in part, of any of its material properties, assets or rights or any interest therein;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•
(i) incur, create, assume or otherwise become liable for, or, other than as required by their terms in effect on the date of the Merger Agreement, repay or prepay, any indebtedness, or amend, modify or refinance any indebtedness or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned subsidiary of the Company;

•
except as set forth in the Company’s operating budget, a copy of which was provided to Parent prior to the date of the Merger Agreement, incur, commit to incur, or authorize any capital expenditure (other than capital expenditures in the ordinary course not to exceed $100,000 in the aggregate);

•
(i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), except (A) in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of the Merger Agreement, and (B) all reasonable fees and expenses incurred by the Company in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) cancel any material indebtedness owed to the Company or any of its subsidiaries or (iii) waive, release, grant or transfer any right of material value;

•
(i) modify, amend, terminate, cancel or extend any Material Contract (as defined in the Merger Agreement) or (ii) enter into any contract that if in effect on the date of the Merger Agreement would be a Material Contract;

•
commence any action (other than an action as a result of an action commenced against the Company or any of its subsidiaries), or compromise, settle or agree to settle any action (including any action relating to the Merger Agreement or the transactions contemplated thereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not to exceed $100,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;

•
change its financial or accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law, or revalue any of its material assets;

•
settle or compromise any liability for taxes; incur any material liability for taxes outside the ordinary course of business; file any amended tax return or claim for tax refund; make, revoke or modify any material tax election; file any tax return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; grant any power of attorney with respect to taxes; enter into any tax allocation agreement, tax sharing agreement (other than any customary tax indemnification provisions in commercial agreements entered into in the ordinary course of business and not primarily related to taxes), tax indemnity agreement, tax holiday or any closing or other similar agreement; or change any method of accounting for tax purposes;

•
change its fiscal year;

•
(i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or make any grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or except as required to comply with any Company Plan (as defined in the Merger Agreement) in effect as of the date of the Merger Agreement, pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, retention, change in control or termination pay, or modifications thereto or increases therein, except as required to comply with any applicable law or any Company Plan in effect as of the date of the Merger Agreement, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable law or any Company Plan in effect as of the date of the Merger Agreement, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other contract or (vi) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Company Plan, in each case, for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable law or as a result of annual renewals for any Company Plan that is a welfare plan that do not materially increase the costs of such Company Plan;

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hire (i) any employees or consultants at the executive level or higher, or any employees or consultants with annual base compensation in excess of $100,000, or (ii) other than in the ordinary course of business consistent with past practice, any other employees or consultants;

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terminate any employees of the Company or its subsidiaries or otherwise cause any employees of the Company or its subsidiaries to resign, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) for cause or poor performance (documented in accordance with the Company’s past practices);

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fail to use commercially reasonable efforts to keep in force existing insurance policies or renew or replace such insurance policies with comparable policies;

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terminate, intentionally allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to use commercially reasonable efforts to keep in full force and effect, any permit;

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renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its subsidiaries;

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enter into any new line of business outside of its existing business;

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enter into any new lease of real property or renew or amend the terms of any existing real property lease;

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(i) sell, assign, exclusively license, lease, pledge, or transfer all or any portion of the intellectual property owned or purported to be owned by the Company or any of its subsidiaries (the “Owned IP”), (ii) sell, assign, license or transfer any rights to develop, manufacture, market, distribute and/or sell any Company product or product candidate in any jurisdiction, or (iii) grant any licenses of intellectual property except for non-exclusive licenses granted in the ordinary course of business consistent with past practice;

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(i) abandon or cease to prosecute or maintain any of the Owned IP or (ii) disclose any trade secrets to any person that is not subject to a legally-binding confidentiality obligation with respect thereto; or

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authorize, or commit, resolve or agree to take, any of the foregoing actions.

Notwithstanding the foregoing, but subject to the express terms of the Merger Agreement, nothing contained in the Merger Agreement will give Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time.
Other Covenants and Agreements
No Solicitation; Recommendation of the Merger
During the pre-closing period, the Company will not, and will cause each of its subsidiaries and their respective directors, officers and employees not to, and will use its reasonable best efforts to cause any other representatives of the Company or any of its subsidiaries not to, directly or indirectly:
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solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal;

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subject to certain exceptions, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or data with respect to, or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries in connection with, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal; or

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resolve, agree or publicly propose to do any of the foregoing.

During the pre-closing period, the Company will, and will cause each of its subsidiaries and their respective directors, officers and employees to, and will use its reasonable best efforts to cause any other representatives of the Company or any of its subsidiaries to:
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immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted prior to the execution of the Merger Agreement with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such person;

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request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal;

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promptly inform any third party (other than Parent and its affiliates) with whom discussions and negotiations are then occurring or who makes an Acquisition Proposal as of and after the date of the Merger Agreement of the existence of Section 6.2 of the Merger Agreement; and

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subject to certain exceptions, not terminate, waive, or release (or amend or modify in a manner that would terminate, waive, release or reduce the effect of) any confidentiality or standstill agreement to which the Company or any of its affiliates or representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal.

Notwithstanding the limitations in the preceding paragraphs, if at any time prior to the Acceptance Time:
•
the Company receives a bona fide written Acquisition Proposal;

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such Acquisition Proposal was not the result of a breach by the Company of Section 6.2 of the Merger Agreement (i.e., the non-solicitation and other obligations described in this Section);

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the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; and

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the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take the actions referred to in clause (i) or (ii) below would be inconsistent with its fiduciary duties under applicable law, then the Company (and its subsidiaries and representatives) may:

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(i) furnish information with respect to the Company and its subsidiaries to the person making such Acquisition Proposal pursuant to and in accordance with the terms of a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the NDA, except that such agreement need not contain “standstill” provisions (an “Acceptable Confidentiality Agreement”); provided, that (a) the Company will provide Parent with a non-redacted copy of each confidentiality agreement that the Company has executed in accordance with the terms of the Merger Agreement (in each case, within one business day following execution thereof) and (b) any non-public information regarding the Company or any of its subsidiaries provided to any such person has previously been provided to Parent or will be provided to Parent prior to or substantially concurrently with the time it is provided to such person (and in any event, within 24 hours thereafter); and

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(ii) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal.

Except as otherwise described in this Section, neither the Company Board nor any committee thereof will:
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(i) fail to make, withdraw or withhold (or modify or qualify in any manner adverse to Parent or Purchaser) the Company Board Recommendation, (ii) adopt, approve, recommend or otherwise declare advisable any Acquisition Proposal, (iii) in the event a tender offer that constitutes an Acquisition Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Acquisition Proposal with ten business days after the commencement of such offer, (iv) if requested by Parent, fail to issue, within four business days after an Acquisition Proposal is publicly announced, a press release reaffirming the Company Board Recommendation (provided, that Parent may only request three such reaffirmations with respect to any Acquisition Proposal, unless the terms of such Acquisition Proposal have been modified in any material respect, in which case such Acquisition Proposal will be deemed a new Acquisition Proposal) or (v) resolve, agree, authorize, or make any public announcements agreeing, authorizing or proposing, to take any of the actions described in clauses (i) through (iv) (each such action, an “Adverse Recommendation Change”); or

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cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”), in each case, constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company Board may, if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, taking into account all adjustments to the terms of the Merger Agreement that may be offered by Parent pursuant to Section 6.2 of the Merger Agreement, (i) make an Adverse Recommendation Change in response to either (a) a Superior Proposal or (b) an Intervening Event, or (ii) solely in response to a Superior Proposal received after the execution of the Merger Agreement that did not result from a breach of Section 6.2 of the Merger Agreement, cause the Company to terminate the Merger Agreement in order to accept a Superior Proposal and concurrently enter into a binding and definitive Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate the Merger Agreement unless:
•
the Company notifies Parent in writing at least four business days before taking that action of its intention to do so, and specifies the reasons therefor, including the material terms and conditions (including the amount and nature (contingent or otherwise) of the consideration proposed to be paid) of, and the identity of the person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any change to the financial terms or any other material term of such Superior Proposal will require a new written notice by the Company and, in such case, all references to four business days will be deemed to be three business days); and

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if Parent makes a proposal during such four business day period to adjust the terms and conditions of the Merger Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of the Merger Agreement as proposed by Parent, continues to determine in good faith (after consultation with its outside legal counsel and financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate the Merger Agreement, as applicable, would be inconsistent with its fiduciary duties under applicable law.

Additionally, the Company Board may not make an Adverse Recommendation Change in response to an Intervening Event unless:
•
the Company provides Parent with written information describing such Intervening Event in reasonable detail promptly after the Company Board becomes aware of such Intervening Event;

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the Company notifies Parent in writing at least four business days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

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if Parent makes a proposal during such four business day period to adjust the terms and conditions of the Merger Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of the Merger Agreement as proposed by Parent, continues to determine in good faith (after consultation with its outside legal counsel) that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law.

The provisions set forth in the preceding paragraphs also apply to any material change in the event or circumstance relating to such Intervening Event and require a new written notice by the Company pursuant to the Merger Agreement, and in such case, all references to four business days will be deemed to be three business days.
During the four business day period prior to its effecting an Adverse Recommendation Change or terminating the Merger Agreement as referred to above, the Company will, and will cause its representatives to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by the Merger Agreement proposed by Parent. Notwithstanding anything to the contrary contained in the Merger Agreement, neither the Company nor any of its subsidiaries will enter into any Alternative Acquisition Agreement unless the Merger Agreement has been terminated in accordance with its terms (including the payment of the Termination Fee, if applicable).
In addition to the obligations of the Company described above, the Company will promptly (and in any event within 24 hours of receipt) advise Parent in writing in the event that the Company or any of its subsidiaries or representatives receives any request, inquiry, proposal or offer with respect to an Acquisition Proposal (or that is reasonably likely to lead to an Acquisition Proposal), in each case, together with an unredacted copy of any such written request, inquiry, proposal, offer or Acquisition Proposal (and all related transaction documentation) and a description of the material terms and conditions (including the identity of the person making such Acquisition Proposal, request, inquiry, proposal or offer). The Company will (i) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any such request, inquiry, proposal, offer or Acquisition Proposal (including any determination to engage in discussions or negotiations or to provide information or access in connection therewith, or any material changes to the terms thereof) on a prompt basis, including by providing to Parent promptly (and in any event within 24 hours of receipt) a copy of material amendments and modifications thereto and (ii) upon the request of Parent, reasonably inform Parent of the status of any such request, inquiry, proposal, offer or Acquisition Proposal. None of the Company or any of its subsidiaries or any of their respective representatives will, after the date of the Merger Agreement, enter into any agreement that would prohibit them from providing the foregoing information or the other information contemplated by the Merger Agreement to Parent.
The Company will not, and will cause its subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of the Merger Agreement that would restrict the Company’s ability to comply with any of the terms of Section 6.2 the Merger Agreement, and represents that neither it nor any of its subsidiaries is a party to any such agreement.
The Company will not take any action to exempt any person (other than Parent, Purchaser and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other takeover law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case, unless such actions are taken substantially concurrently with a termination of the Merger Agreement in order to accept a Superior Proposal.
For purposes of the Merger Agreement:
•
“Acquisition Proposal” means any proposal or offer (other than by Parent and its affiliates) with respect to any direct or indirect acquisition or purchase or exclusive license, in one transaction or a series of related transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (i) assets or businesses of the Company and its subsidiaries that generate 15% or more of the net revenues or net income (for the 12 month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 15% or more of the total assets (based on fair market value) of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (ii) 15% or more of any class of capital stock, other equity securities or voting power of the Company, any of its subsidiaries or any resulting parent company of the Company, in each case, other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

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“Intervening Event” means an event or circumstance that is material to the Company and its subsidiaries (taken as a whole) that was not known or reasonably foreseeable (or if known, the consequences of which were not known or reasonably foreseeable) to the Company Board prior to the execution of the Merger Agreement, which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the Acceptance Time that does not relate to (i) an Acquisition Proposal, (ii) any change(s), in and of themselves, in the price or trading volume of Shares (it being understood that the underlying facts giving rise or contributing to such change(s) may be taken into account in determining whether there has been an Intervening Event), (iii) the fact that, in and of itself, the Company exceeds any internal or published projections, forecasts, estimates, or expectations of the Company’s revenue, earnings, or other financial performance or results of operations for any period, or (iv) feedback from the FDA with respect to the Company’s product candidates, products or programs.

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“Superior Proposal” means any bona fide written Acquisition Proposal that did not result from a breach of Section 6.2 of the Merger Agreement that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor), taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including the conditionality and likelihood of consummation of such proposal on the terms proposed and the person making the proposal) that the Company Board considers in good faith to be appropriate, is (i) more favorable to the stockholders of the Company from a financial point of view than the Offer, the Merger and the other transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (ii) reasonably likely to be completed on the terms proposed; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” will be deemed to be references to “50%”.
The Merger Agreement provides that nothing therein will prohibit the Company, the Company Board, or any committee thereof from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or making any other legally required disclosure not related to an Acquisition Proposal to the Company’s stockholders if, in the good faith judgment of the Company Board after consultation with outside legal counsel, the failure to make such other disclosure would be inconsistent with its fiduciary duties under applicable law; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) that would otherwise constitute an Adverse Recommendation Change will be deemed to be an Adverse Recommendation Change unless the Company Board expressly reaffirms the Company Board Recommendation in such disclosure and expressly rejects any applicable Acquisition Proposal and provided further, that any such disclosure that would otherwise constitute an Adverse Recommendation Change will be made only in accordance with Section 6.2(b) of the Merger Agreement.
Access to Information; Confidentiality
Subject to certain exceptions and limitations set forth in the Merger Agreement, during the period from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, the Company and its subsidiaries will provide Parent, Purchaser and their respective representatives with reasonable access during normal business hours to all of the Company’s and its subsidiaries’ respective properties, assets, books, contracts, commitments, representatives and records and, during such period, the Company will, and will cause each of its subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and any material communication (including “comment letters”) received by the Company in respect of such filings and (b) all other relevant information concerning the Company’s business, properties and personnel to the extent reasonably necessary for, and for the purposes of, preparing to consummate the Offer and the Merger in accordance with the terms of the Merger Agreement and preparing for the subsequent integration of the Company into Parent’s corporate group (including, for the avoidance of doubt, any correspondence sent or received by or on behalf of the Company with any regulatory agency, including the FDA).
Regulatory Approvals; Consents
Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to (i) obtain all required consents, approvals or waivers from third parties, including as required under any Material Contract (as defined in the Merger Agreement), (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and fully to carry out the purposes of the Merger Agreement, provided, that neither the Company nor any of its subsidiaries will commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any contract in connection with obtaining any consent without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).
Based upon the facts and circumstances existing on the date of the Merger Agreement and on the date of this Offer to Purchase, including review of the available information relating to the businesses in which Parent and the Company are engaged and the consideration to be paid for the Shares, Parent has determined that no mandatory antitrust premerger notification filing or waiting period under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976 (“HSR Act”) is required, and therefore HSR Act clearance is not a condition to the consummation of the Offer or the Merger. However, if after the date of the Merger Agreement, either Parent or the Company believes that a filing or approval under any antitrust law is required, it will notify and reasonably consult in good faith with the other regarding such filing or approval. If any filing is made in accordance with the Merger Agreement with a governmental entity under any antitrust law, Parent and the Company will coordinate with respect to antitrust strategy in connection with any review of the transactions contemplated by the Merger Agreement by any governmental entity, or any litigation by, or negotiations with, any antitrust authority or other person relating to the transactions under any antitrust law; provided, however, that Parent will make the final determination as to the appropriate course of action in connection with any filing, communication, defense, litigation, negotiation, or strategy. Each of the parties will furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.
Subject to applicable law relating to the exchange of information, Parent and the Company will each have the right to review in advance, and, to the extent practicable, each will consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement. In exercising the foregoing rights, each of Parent and the Company will act reasonably and as promptly as practicable. Subject to applicable law and the instructions of any governmental entity, the Company and Parent will keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective subsidiaries, from any governmental entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, will provide the other party and its counsel with advance notice of and the opportunity to participate in any meeting, telephone or video conference with any governmental entity in respect of any filing, investigation or other inquiry in connection therewith.
Notwithstanding any other provision of the Merger Agreement to the contrary, in no event will Parent or any of its affiliates be required to (and, without Parent’s prior written consent, neither the Company nor any of its subsidiaries will) (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or any of its affiliates or, assuming the consummation of the Merger, the Surviving Corporation or any of its affiliates, (ii) agree or proffer to divest any Shares or limit in any manner whatsoever or agree not to exercise any rights of ownership of any securities (including the Shares), (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective affiliates or (iv) agree to obtain prior approval or other approval from a governmental entity, or submit a notification or otherwise notify the governmental entity, prior to consummating any future transaction (other than the transactions contemplated by the Merger Agreement).
A Reverse Termination Fee (as defined below) may be payable by Parent to the Company in certain circumstances involving a termination of the Merger Agreement where an impediment under or pursuant to any Antitrust Law (as defined in the Merger Agreement) prevents certain of the Offer Conditions from being satisfied. See “Termination Fees and Expenses.”
Stockholder Litigation
The Company must provide Parent prompt written notice of any stockholder litigation commenced or, to the knowledge of the Company, threatened against the Company and/or its officers or directors relating to the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) and will keep Parent promptly informed with respect to the status thereof. The Company will have the right to control the defense of any such stockholder litigation; however, the Company will consult with Parent on a regular basis regarding any such stockholder litigation, and will give Parent the opportunity to participate in the defense and settlement thereof. The Company will not enter into any settlement agreement in respect of any stockholder litigation against the Company and/or its directors or officers relating to the Transactions without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Indemnification, Exculpation and Insurance
The Merger Agreement provides that all rights to indemnification existing in favor of the current or former directors, officers, or employees of the Company as provided in the Company’s certificate of incorporation or the Company’s bylaws, or in any indemnification agreement which has previously been made available to Parent, in each case, as in effect on the date of the Merger Agreement, for acts or omissions occurring prior to the Effective Time will be assumed and performed by (and Parent will cause such assumption and performance by) the Surviving Corporation and will continue in full force and effect for a period of six years after the Effective Time, except as otherwise required by applicable law.
Additionally, until the sixth anniversary of the Effective Time, Parent will cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time; provided, that Parent may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to the persons currently covered by the Company’s existing policies as of the date of the Merger Agreement or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time), subject to specified limitations.
Employee Matters
For one year following the Effective Time, Parent will provide, or will cause to be provided, to each Company employee who continues to be employed by Parent, Purchaser or the Company following the Effective Time (a “Continuing Employee”):
•
annual base compensation no less than as in effect immediately prior to the Closing Date;

•
target annual cash incentive bonus opportunities no less than those provided to similarly-situated employees of Parent; and

•
employee benefits (excluding equity and long-term incentives, change in control and retention arrangements, defined benefit pension benefits and post-employment welfare benefits) substantially comparable in the aggregate to either (as selected by Parent) (a) those provided by the Company under its benefit plans (excluding equity and long-term incentives, change in control and retention arrangements, defined benefit pension benefits and post-employment welfare benefits) immediately prior to the Closing Date or (y) those provided by Parent (with the same exceptions) to its similarly-situated employees.

Continuing Employees will be given service credit for purposes of eligibility, vesting, and determining the level of vacation, paid time off and severance benefits under any benefit or compensation plan, program, policy or agreement made available to the Continuing Employees on or after the Closing Date to the same extent such service was recognized immediately prior to the Closing Date under the corresponding employee benefit plan of the Company, except where such credit would result in the duplication of any benefits for the same period of service.
In addition, Parent, Purchaser and any of their affiliates, as applicable, will: (A) use commercially reasonable efforts to cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any benefit plans that provide welfare benefits in which Continuing Employees commence participation during the plan year in which the Closing Date occurs to the extent such exclusions, requirements or limitations were waived or satisfied by a Continuing Employee under any employee benefit plan of the Company providing welfare benefits in which the Continuing Employee participated immediately prior to the Closing, and (B) cause any deductible, co-insurance and out-of-pocket expenses paid by any Continuing Employee (or covered dependent thereof) prior to the Closing Date in the plan year in which the Closing Date occurs under an employee benefit plan of the Company that provides health benefits during the plan year in which the Closing Date occurs to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under any plan that provides health benefits for the plan year in which the Closing Date occurs.

Effective no later than the day before the Closing Date (but contingent on the Closing), the Company will terminate all plans that are tax-qualified plans with a cash or deferred arrangement under Section 401(k) of the Code (a “401(k) Plan”). Parent will permit Continuing Employees to directly roll over distributions of cash and promissory notes from the 401(k) Plan to a tax-qualified defined contribution plan maintained by Parent.
Except as specifically set forth in the Merger Agreement, the Merger Agreement does not confer upon any person (including Continuing Employees, employees, retirees, or dependents or beneficiaries of employees or retirees) any rights as a third-party beneficiary of the Merger Agreement, and nothing in the Merger Agreement will be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, or limit the ability of Parent or any of its affiliates (including, following the Closing, the Company) to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them.
Miscellaneous Covenants
The Merger Agreement contains additional agreements among the Company, Parent and Purchaser relating to, among other matters:
•
delivery, prior to the Effective Time, of resignation letters of each director of the Company, with such resignations to be effective as of the Effective Time;

•
press releases and other communications relating to the Transactions;

•
anti-takeover statutes that may become applicable to the Transactions;

•
the parties’ obligations to promptly notify one another after obtaining actual knowledge of (i) any notice or other communication received by such party from any governmental entity or any other person alleging that the consent of such governmental entity or such person, as applicable, is or may be required in connection with the transactions contemplated by the Merger Agreement, (ii) any other written notice, written communication or material oral communication from any governmental entity in connection with the transactions contemplated by the Merger Agreement, (iii) any action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relates to the transactions contemplated by the Merger Agreement or (iv) any change, condition or event that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied under the Merger Agreement;

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the taking of certain actions by the Company Board with respect to matters under Section 16(a) of the Exchange Act and Rule 16b-3 promulgated thereunder;

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the delisting of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act following the Effective Time;

•
the execution and delivery of the CVR Agreement;

•
termination of Company 401(k) plans;

•
certain corrective changes of ownership, registration and recordals with respect to the Company’s intellectual property; and

•
the Company’s obligation to use reasonable best efforts to amend an existing contract, effective as of the Effective Time, so that such contract will not apply to or restrict the activities of Parent and its affiliates (other than the Company).

Conditions Precedent to the Merger and the Offer
The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction (or, to the extent permitted by law, the waiver in writing by each such party) at or prior to the Effective Time of the following conditions:

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if any filing has been made in accordance with the Merger Agreement with a governmental entity under any antitrust law, any applicable waiting period (and any extension thereof) under any applicable antitrust law relating to the transactions contemplated by the Merger Agreement, as well as any agreement not to close embodied in a “timing agreement” between the parties and a governmental entity, will have expired or been terminated, and any approval of a governmental entity required under any U.S. federal antitrust law (or under any other antitrust law where the failure to obtain such approval would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect (as defined in the Merger Agreement)) will have been obtained;

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no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition will be in effect, and no law will have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, directly or indirectly, prohibits or makes illegal the consummation of the Merger;

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the Acceptance Time will have occurred; and

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the CVR Agreement will have been executed by Parent and the Rights Agent and be in full force and effect.

The obligations of Purchaser to accept for payment any Shares validly tendered and not validly withdrawn pursuant to the Offer are subject to the satisfaction, or, if waivable, waiver by Parent or Purchaser, of the Offer Conditions as of the Expiration Date, as described in Section 15 — “Conditions of the Offer.”
Termination
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Purchaser):
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by mutual written consent of Parent and the Company;

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by either Parent or the Company;

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if (i) the Acceptance Time has not occurred on or before midnight Eastern Time on the Outside Date or (ii) the Offer has expired or been terminated in accordance with its terms without Purchaser having purchased any Shares pursuant thereto; provided, that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose failure to fulfill in any material respect any of its obligations under the Merger Agreement has been the primary cause of, or the primary factor that resulted in, the event specified in either of the foregoing clauses (i) or (ii) (the “Outside Date / Offer Expiration Termination Right”);

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if any court of competent jurisdiction or other governmental entity will have issued a judgment, order, injunction, rule or decree, or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule, decree or other action will have become final and nonappealable; provided, that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose material breach of the Merger Agreement has been a proximate cause of, or resulted in, the issuance of such final and nonappealable judgment, order, injunction, rule, decree, or other action (the “Legal Restraint Termination Right”);

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by Parent, at any time prior to the Acceptance Time;

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if the Company will have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any representation or warranty of the Company will have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (i) would result in the failure of an Offer Condition to be satisfied and (ii) cannot be or has not been cured by the earlier of (a) the Outside Date and (b) 30 days after the Company received written notice from Parent of such breach or failure; provided, that Parent will not have the right to terminate the Merger Agreement pursuant to this provision if Parent or

Purchaser is then in material breach of any of its covenants or agreements set forth in the Merger Agreement (the “Company Breach Termination Right”); or
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if an Adverse Recommendation Change will have occurred (the “Adverse Recommendation Change Termination Right”);

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by the Company, at any time prior to the Acceptance Time:

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if Parent or Purchaser will have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any representation or warranty of Parent or Purchaser will have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (i) would result in a Parent Material Adverse Effect and (ii) cannot be or has not been cured by the earlier of (a) the Outside Date and (b) 30 days after Parent received written notice from the Company of such breach or failure; provided, that the Company will not have the right to terminate the Merger Agreement pursuant to this provision if it is then in material breach of any of its covenants or agreements set forth in the Merger Agreement; or

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in order to accept a Superior Proposal in accordance with Section 6.2(b) of the Merger Agreement; provided, that the Company will have (i) substantially concurrently with such termination entered into the associated Alternative Acquisition Agreement, (ii) otherwise complied in all material respects with Section 6.2 of the Merger Agreement, including the notice provisions thereof, with respect to such Superior Proposal, and (iii) prior to or substantially concurrently with such termination paid any amounts due pursuant to Section 8.3(b) of the Merger Agreement (the “Superior Proposal Termination Right”).

The party desiring to terminate the Merger Agreement pursuant to the preceding paragraphs (other than pursuant to termination by mutual consent of the Company and Parent) will give written notice of such termination to each other party, specifying the provision of the Merger Agreement pursuant to which such termination is made.
Termination Fees and Expenses
The Company will pay to Parent a fee of $4 million (the “Termination Fee”) in the event that:
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(i) any person will have publicly disclosed (or otherwise publicly proposed or communicated) a bona fide Acquisition Proposal, or any Acquisition Proposal will have been communicated to the Company Board, in each case, after the date of the Merger Agreement and prior to such termination (unless such Acquisition Proposal was irrevocably withdrawn without qualification at least three business days prior to the event giving rise to the right of such termination (and such withdrawal was public, if such Acquisition Proposal will have been publicly disclosed (or otherwise publicly proposed or communicated))), (ii) the Merger Agreement is thereafter terminated by the Company or Parent pursuant to the Outside Date / Offer Expiration Termination Right or by Parent pursuant to the Company Breach Termination Right, and (iii) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination of the Merger Agreement (provided, that for purposes of this clause (iii), each reference to “15%” in the definition of “Acquisition Proposal” will be deemed to be a reference to “50%”);

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the Merger Agreement is terminated by Parent pursuant to the Adverse Recommendation Change Termination Right; or

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the Merger Agreement is terminated by the Company pursuant to the Superior Proposal Termination Right.

In no event will the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in the Merger Agreement, Parent’s right to receive the Termination

Fee pursuant to the terms thereof will be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of Parent, Purchaser and their affiliates, as applicable, with respect to the failure of the transactions contemplated by the Merger Agreement to be consummated or otherwise arising as a result of or under the Merger Agreement, provided, that the payment by the Company of the Termination Fee pursuant to the Merger Agreement will not relieve the Company from any liability or damage resulting from a Willful and Material Breach (as defined in the Merger Agreement) of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud.
Parent will pay to the Company a fee of $8 million, subject to any reduction for or offset against any Antitrust Damages (as defined in the Merger Agreement) as may applicable pursuant to Section 8.3(e) of the Merger Agreement (the “Reverse Termination Fee”), in the event that the Merger Agreement is terminated by the Company or Parent:
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pursuant to the Outside Date / Offer Expiration Termination Right and, at the time of such termination, (i) one or more specified Offer Conditions has not been satisfied (in each case, to the extent that such Offer Condition, or the failure to satisfy such Offer Condition, relates to antitrust law), (ii) all other Offer Conditions have been satisfied or waived and (iii) no Willful and Material Breach by the Company of its obligations under Section 6.4 of the Merger Agreement (i.e., the efforts obligations described above in “Regulatory Approvals; Consents” of this Section 11) has contributed materially to the failure to satisfy any of the Offer Conditions referred to in clause (i) above; or

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pursuant to the Legal Restraint Termination Right and such judgment, order, injunction, rule, decree or other action arises under any antitrust law, and no Willful and Material Breach by the Company of its obligations under Section 6.4 of the Merger Agreement (i.e., the efforts obligations described above in “Regulatory Approvals; Consents” of this Section 11) has contributed materially to the issuance of such judgment, order, injunction, rule or decree, or the taking of such action, as applicable.

In no event will Parent be obligated to pay the Reverse Termination Fee on more than one occasion.
If the Reverse Termination Fee is required to be paid, the Company’s right to receive the Reverse Termination Fee will be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of the Company and its affiliates (including their respective representatives, the “Company Parties”) with respect to the failure of the transactions contemplated by the Merger Agreement to be consummated or otherwise arising as a result of or under the Merger Agreement, provided that the payment by Parent of the Reverse Termination Fee pursuant to the Merger Agreement will not relieve Parent from any liability or damage resulting from a Willful and Material Breach (as defined in the Merger Agreement) of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud, in each case, to the extent not related to antitrust law matters.
If the Reverse Termination Fee becomes payable and the Company or any other Company Party is pursuing (or has pursued) a claim of breach by Parent or Purchaser of any of their respective covenants or obligations contained in Section 6.4 of the Merger Agreement (i.e., the efforts obligations described above in “Regulatory Approvals; Consents” of this Section 11) or any other covenant or obligation of Parent or Purchaser in the Merger Agreement to the extent such other covenant or obligation relates to antitrust law matters (an “Antitrust Claim”), the Reverse Termination Fee will nonetheless be paid when due in accordance with the terms of the Merger Agreement, but remain subject to offset for any Antitrust Damages required to be paid by Parent in connection with such Antitrust Claim.
Expenses Generally
Except in the limited circumstances specified in the Merger Agreement, all fees and expenses incurred in connection with the Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer and the Merger are consummated, except that the expenses incurred in connection with the filing, printing and mailing of the documents relating to the Offer and the Schedule 14D 9, and all filing and other fees paid to the SEC, in each case, in connection with the Offer and the Merger (other than attorneys’ fees, accountants’ fees and related expenses), will be shared equally by Parent and the Company.

Specific Performance
Each party is entitled (in addition to any other remedy to which they may be entitled at law or in equity) to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.
Amendments or Supplements
The Merger Agreement may be amended, modified or supplemented at any time prior to the Effective Time by action taken or authorized by the respective boards of directors of the Company, Purchaser and Parent and memorialized in a written instrument that is specifically designated as an amendment to the Merger Agreement and signed on behalf of each of the Company, Purchaser and Parent; provided, however, that after Purchaser has accepted for payment and paid for Shares pursuant to the Offer, no amendment may be made which decreases the Offer Consideration.
Extension of Time; Waiver
To the extent permitted by applicable law, the Company, Purchaser and Parent may, at any time prior to the Effective Time, by action taken or authorized by their respective boards of directors, (i) extend the time for the performance of any of the obligations or acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties set forth in the Merger Agreement or any document delivered pursuant thereto or (iii) waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement, provided, that any agreement on the part of a party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
Governing Law and Jurisdiction
The Merger Agreement and any claims or causes of action arising out of or relating to the Merger Agreement, the negotiation, execution or performance of the Merger Agreement or the transactions contemplated thereby (whether in contract, in tort, under statute or otherwise) will be governed by and interpreted, construed and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of law provisions or rules (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of Delaware.
Any action or proceeding arising out of or relating to the Merger Agreement is required to be brought in the Delaware Court of Chancery or, if such court does not have jurisdiction, in any federal court located in the State of Delaware or any other Delaware state court.
Other Agreements
Support Agreement
In connection with the execution of the Merger Agreement, Parent, Purchaser and the Supporting Stockholders entered into the Support Agreement. Subject to the terms and conditions of the Support Agreement, the Supporting Stockholders have agreed, among other things, to validly tender or cause to be validly tendered into the Offer (and to not withdraw or cause or permit to be withdrawn), all of the Shares beneficially owned by such Supporting Stockholders (including any additional Shares or other voting securities which a Supporting Stockholder acquires record and/or beneficial ownership of after the date of the Support Agreement). The Supporting Stockholders collectively owned approximately 2.35% of the outstanding Shares as of October 29, 2023.
From the date of the Support Agreement until the Termination Date (as defined below), each Supporting Stockholder irrevocably and unconditionally agreed to promptly (and, in any event, no later than ten business days after the commencement of the Offer):
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validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, such Supporting Stockholder’s Shares;

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deliver all other documents or instruments required to be delivered by such Supporting Stockholder pursuant to the terms of the Offer; and

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if such Supporting Stockholder acquires beneficial ownership of, and the right to tender, any additional outstanding Shares during the term of the Support Agreement, to promptly and validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional Shares.

Each Supporting Stockholder also agreed not to withdraw, and not to cause or permit to be withdrawn, any of such Supporting Stockholder’s Shares from the Offer prior to the Termination Date.
From the date of the Support Agreement until the Termination Date, each Supporting Stockholder irrevocably and unconditionally agreed that such Supporting Stockholder will at any meeting of the stockholders of the Company, or in connection with any written consent of stockholders of the Company, with respect to such Supporting Stockholder’s Shares:
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when a meeting is held, appear at such meeting or otherwise cause such Supporting Stockholder’s Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any; and

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vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Supporting Stockholder’s Shares (i) in favor of the Merger, the adoption of the Merger Agreement, and any other matters relating to and/or necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement; (ii) in favor of any proposal to adjourn or postpone the meeting to a later date if a quorum is not present or if there are not sufficient votes for the adoption of the Merger Agreement; and (iii) against:

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any action, proposal, agreement, or transaction made in opposition to or competition with the Merger or the Merger Agreement, including, without limitation, any Acquisition Proposal (including any Superior Proposal) (or any proposal relating to or intended to facilitate an Acquisition Proposal, including any Superior Proposal);

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any proposal for any recapitalization, material business transaction, reorganization, liquidation, winding up of the Company, dissolution, amalgamation, consolidation, merger, sale of assets, or other business combination between the Company and any other person;

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any sale, lease, license, or transfer of a material amount of assets (including, for the avoidance of doubt, capital stock of a subsidiary of the Company) of the Company or any reorganization;

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any other action, agreement (including, without limitation, any amendment, waiver, release from, or non-enforcement of any agreement) or transaction that would or could reasonably be expected to impede, frustrate, interfere with, delay, postpone, or adversely affect the timely consummation of the Offer or Merger or any of the transactions contemplated by the Merger Agreement or the Support Agreement; and

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any change in the present capitalization or dividend policy of the Company (including without limitation any extraordinary dividend or distribution by the Company) or any amendment or other change to the Company’s certificate of incorporation or bylaws, except if approved by Parent.

The Support Agreement will terminate with respect to a Supporting Stockholder upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) written notice of termination of the Support Agreement by Parent to such Supporting Stockholder (such earliest date, the “Termination Date”).
Prior to the Termination Date, and except as contemplated by the Support Agreement, no Supporting Stockholder will:
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tender into any tender or exchange offer other than the Offer;

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sell, transfer, pledge, hypothecate, distribute, grant, gift, encumber, assign, or otherwise dispose of (including by merger or operation of law and whether constructively or otherwise, record or beneficial ownership or both) (collectively, “Transfer”), or enter into any contract, option, agreement, or other arrangement or understanding with respect to the Transfer of any of such Supporting Stockholder’s Shares or beneficial ownership or voting power thereof or therein (including by operation of law);
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enter into any short sale with respect to such Supporting Stockholder’s Shares or substantially identical property or enter into or acquire an offsetting derivative contract with respect to such Supporting Stockholder’s Shares or substantially identical property;

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transfer any of the economic interest in such Supporting Stockholder’s Shares or enter into any transaction that has such effect;

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grant any proxies or powers of attorney, deposit any of such Supporting Stockholder’s Shares into a voting trust, or enter into a voting agreement with respect to any of such Supporting Stockholder’s Shares; or

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knowingly take any action that would make any representation or warranty of such Supporting Stockholder contained in the Support Agreement untrue or incorrect or have the effect of preventing or disabling such Supporting Stockholder from performing his or her obligations under the Support Agreement in a timely manner.

The Support Agreement was entered into by each Supporting Stockholder solely in such Supporting Stockholder’s capacity as a stockholder of the Company (and not in such person’s capacity as an officer or director of the Company or any of its subsidiaries). Nothing in the Support Agreement will:
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prohibit, restrict, limit, or otherwise affect the ability of any Supporting Stockholder who is or becomes a director or officer of the Company or any of its subsidiaries to take or omit any action in his or her capacity as a director or officer of the Company or any of its subsidiaries, to the extent specifically permitted by (or otherwise not prohibited by) the Merger Agreement, and no such actions or omissions will be deemed a breach of the Support Agreement; or

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be construed to prohibit, restrict, limit, or otherwise affect any Supporting Stockholder from exercising such Supporting Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders.

The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreement, which is filed as Exhibit (d)(3) of the Schedule TO and incorporated herein by reference.
CVR Agreement
At or prior to the Acceptance Time, Parent and the Rights Agent will enter into the CVR Agreement, which will govern the terms of the CVRs.
Each CVR represents a contractual contingent right to receive a cash payment of $1.75 (the “Milestone Payment”), without interest and less any required withholding taxes, upon the achievement of the Milestone on or prior to December 31, 2025 (the “CVR Expiration Date”), on the terms and subject to the conditions set forth in the CVR Agreement. The “Milestone” means the first implantation of the Company’s fully implantable bioengineered kidney product (i.e., the product currently known as “mirokidney™” or MIRO-003, or any improved or modified (but still fully implantable) version thereof (the “Product”)) into a living human patient in a clinical trial sponsored by, or on behalf of, Parent, the Company, or their affiliates, which is conducted under (i) an investigational device exemption approved or considered to be approved by the United States Food and Drug Administration (the “FDA”) pursuant to FDA regulation, or (ii) an investigational new drug application that has become effective pursuant to FDA regulation.
From the Effective Time until the earlier of the date on which the Milestone Payments have been paid in full to the CVR holders and the CVR Expiration Date, Parent will use, and will cause its affiliates to use, Commercially Reasonable Efforts to achieve the Milestone. “Commercially Reasonable Efforts” means, with respect to a task related to the Product, the level of efforts required to carry out such task in a diligent and sustained manner without undue interruption, pause or delay, which level is at least commensurate with the level of efforts that pharmaceutical companies of comparable size and resources as those of Parent and its affiliates typically devote to product candidates owned or controlled by them of similar potential at a similar stage of development, taking into account their safety, tolerability, efficacy, anticipated approved labeling, their proprietary position (whether by patent, reference product exclusivity or otherwise) and anticipated profitability (including pricing, material supply chain costs and constraints, significant and/or unanticipated shifts regarding payer coverage within its respective therapeutic class and pricing and reimbursement status, but excluding the obligation to pay the Milestone Payment under the CVR Agreement), the competitiveness of alternative products in the marketplace (including potential new market entrant products), the likelihood of regulatory approval (including the regulatory environment), the geographic market, economic return potential, and other relevant technical, commercial, legal, scientific and/or medical factors. Pursuant to the CVR Agreement, “Commercially Reasonable Efforts” (i) expressly does not mean that Parent guarantees that the Milestone will be met or that it will be met by a specific date, and (ii) does not require Parent to disadvantage any currently available products or products currently under development or which may in the future enter development, including Parent’s other development-stage manufactured organ products, which could potentially compete with the Product.
Parent will conclusively be deemed to have used Commercially Reasonable Efforts for all purposes under the CVR Agreement if Parent, together with its affiliates, spends $30.5 million in aggregate between the Effective Time and the CVR Expiration Date to develop the Product (such amount, the “Product Spend”); provided, that if the Effective Time occurs after December 31, 2023, the Product Spend amount will be reduced on a pro rata basis to account for the decrease in the number of calendar days in the period between December 31, 2023 and the CVR Expiration Date. For the avoidance of doubt, Parent’s and its affiliates’ failure to achieve such level of Product Spend will not preclude a finding that Parent otherwise used its Commercially Reasonable Efforts to achieve the Milestone.
If the Milestone is achieved on or prior to the CVR Expiration Date, then within 20 business days after such achievement (the “Milestone Payment Date”), Parent will deliver to the Rights Agent (i) written notice indicating that the Milestone has been achieved and an officer’s certificate certifying the date of such achievement and that the CVR holders are entitled to receive the Milestone Payment, (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account specified by the Rights Agent at least two business days prior to such transfer, equal to the aggregate amount necessary to pay the Milestone Payment to all CVR holders in accordance with the CVR Agreement, other than amounts due to holders of CVRs issued in respect of Company RSUs, In-the-Money Options, and Contingent-In-the-Money Options (in which case payment will be made through payroll as soon as reasonably practicable after the Milestone Payment Date, but in any event no later than the second regular payroll date following the Milestone Payment Date). The Rights Agent will promptly, and in any event within 10 business days of receipt of a written notice indicating that the Milestone has been achieved (the “Milestone Notice”), as well as any letter of instruction reasonably required by the Rights Agent, send each CVR holder (other than holders of CVRs issued in respect of Company RSUs, In-the-Money Options, and Contingent-In-the-Money Options) a copy of such Milestone Notice and pay to each such CVR holder, subject to any applicable withholding tax, the applicable Milestone Payment amount to which such holder is entitled in accordance with the corresponding letter of instruction.
If the Milestone is not achieved on or prior to the CVR Expiration Date, then no later than 20 business days after such date, Parent will deliver to the Rights Agent written notice indicating that the Milestone was not achieved (the “Milestone Failure Notice”) and an officer’s certificate certifying the same. The Rights Agent will promptly, and in any event within 10 business days of receipt of the Milestone Failure Notice, send each CVR holder at its registered address a copy of such Milestone Failure Notice.
The CVRs will not be assignable or transferable except (i) upon death of a holder, by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustor; (iii) pursuant to a court order; (iv) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) with respect to CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable, by DTC; (vi) from the account of a participant in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (vii) from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant. CVR holders may also abandon their rights in a CVR by transferring such CVR to Parent or any of its affiliates without consideration therefor, via delivery of a written abandonment notice to Parent. Notwithstanding the foregoing, CVRs to be issued as consideration for any In-the-Money Options, Contingent-In-the-Money Options or Company RSUs may only be transferred in the event of the holder’s death, by will or intestacy, unless Parent otherwise permits.
The rights to payment described above are solely contractual rights and are governed by the terms and conditions of the CVR Agreement. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent, Purchaser, or the Company. The CVRs will not be registered or listed for trading. No interest will accrue or be payable in respect of any of the amounts that may become payable in respect of the CVRs. There can be no assurance that the Milestone will be achieved or that the Milestone Payment will be made.
The Rights Agent will keep a register (the “CVR Register”) for the purpose of identifying the holders of CVRs and registering CVRs and permitted transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all of the CVRs that are issued to the holders of Shares held by DTC on behalf of the street holders of the Shares. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs. With respect to any payments to be made pursuant to the CVR Agreement, the Rights Agent will accomplish such payment to any former street name holders of the Shares by sending such payments to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Parent will furnish, or cause to be furnished, to the Rights Agent within 20 business days after the Effective Time, (a) the names and addresses of the holders received from the Paying Agent in the Offer and the Merger and (b) in the case of holders of In-the-Money Options, Contingent-In-the-Money Options and Company RSUs, the name and addresses of such holders set forth in the books and records of the Company at the Effective Time and in accordance with the terms of the CVR Agreement.
Except for the rights of the Rights Agent set forth in the CVR Agreement, the holders of at least 35% of the outstanding CVRs will have the sole right, on behalf of all CVR holders, to institute any action or proceeding with respect to the CVR Agreement. No individual holder of CVRs or other group of holders of CVRs will be entitled to exercise such rights.
The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, which is filed as Exhibit (d)(2) of the Schedule TO and incorporated herein by reference.
12. Purpose of the Offer; Plans for the Company
Purpose of the Offer
The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the subsequent Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as soon as practicable thereafter.
The Company Board has unanimously: (i) determined that the terms of the Merger Agreement, the Offer, the Merger, the CVR Agreement and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the CVR Agreement; (iii) resolved that the Merger will be governed by Section 251(h) of the DGCL; and (iv) resolved to make the Company Board Recommendation.
If the Offer is consummated, we are not required to, and will not, seek the approval of the Company’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following the consummation of a successful tender offer for a public corporation, if the acquirer holds at least the percentage of shares of each class of stock of such corporation that would otherwise be required to approve a merger for such corporation, the non-tendering stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, and certain other requirements are met, the acquirer can effect a merger without a vote of the other stockholders of such corporation. Accordingly, if we consummate the Offer, the Merger Agreement requires us to complete the Merger without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL.
Plans for the Company
After completion of the Offer and the Merger, the Company will be a wholly owned subsidiary of Parent. Except as set forth in this Offer to Purchase and the Merger Agreement, Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company, (iii) any material change in the Company’s capitalization or dividend policy, (iv) any other material change in the Company’s corporate structure or business, (v) any change to the board of directors or management of the Company, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.
13. Certain Effects of the Offer
Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Subject to the satisfaction of the conditions set forth in the Merger Agreement, we and the Company will consummate the Merger as soon as practicable following the consummation of the Offer, pursuant to Section 251(h) of the DGCL. Immediately following the Merger, all of the outstanding Shares will be held by Parent.
Market for the Shares.   If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable following the consummation of the Offer, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement.
Stock Quotation.   The Shares are currently quoted on Nasdaq. We intend to complete the Merger as soon as practicable following the consummation of the Offer and to cause the delisting of the Shares from Nasdaq as promptly as practicable after the Effective Time. If the Merger takes place, the Company will no longer be publicly traded. In addition, the rules of Nasdaq establish criteria that, if not met, could lead to the discontinuance of quotation of Shares from Nasdaq even before the Effective Time (including in the very unlikely event that the Offer is consummated but the Merger is not completed). Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of Nasdaq for continued quotation and the quotation of the Shares is discontinued, the market for the Shares would be adversely affected.
Margin Regulations.   The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b)

of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on Nasdaq. We intend to cause the delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.
14. Dividends and Distributions
The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, the Company will not declare, set aside or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any of its capital stock or other equity interests.
15. Conditions of the Offer
For purposes of this Section 15, capitalized terms used and not otherwise defined in this Section 15 have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and incorporated herein by reference. Purchaser’s obligation to accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer is subject to the satisfaction (or waiver by Purchaser or Parent, as described below) of the Offer Conditions as of the Expiration Date.
Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered (and not validly withdrawn) pursuant to the Offer, and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:
•
prior to the Expiration Date, there will not have been validly tendered in the Offer and “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL) and not validly withdrawn, a number of Shares that, together with the Shares, if any, then owned by Purchaser or any of its affiliates (as defined in Section 251(h)(6)), would represent at least a majority of the Shares outstanding (the “Minimum Condition”) (for the avoidance of doubt, for purposes of determining whether the Minimum Condition has been satisfied, Shares tendered into the Offer pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee will not be considered validly tendered and not withdrawn);

•
any of the following conditions will exist or will have occurred and be continuing at the Expiration Date:

•
any action by any governmental entity that seeks, directly or indirectly, to challenge or make illegal or otherwise prohibit or materially delay the acquisition of, or payment for, any portion of the Shares pursuant to the Offer, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or to make materially more costly the making of the Offer, or to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, will be pending;

•
any law will have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that would, or would reasonably be expected to, directly or indirectly, result in any of the consequences referred to in the preceding paragraph;

•
since the date of the Merger Agreement, any Effect will have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

•
(A)

the Company will have breached, or failed to perform or comply with, in each case, in any material respect, any of its obligations, covenants or agreements under the Merger Agreement that it is required to perform or comply with at or prior to the Expiration Date;
   (B)
(1) the representations and warranties of the Company set forth in Article IV of the Merger Agreement (other than those contained in (A) Sections 4.1(a) and 4.1(b) (Organization, Standing and Power), Section 4.3 (Subsidiaries), Section 4.4 (Authority), Section 4.23 (Section 251(h)), Section 4.22 (State Takeover Statutes), Section 4.28 (Brokers) and Section 4.29 (Opinion of Financial Advisor) (collectively, the “Company Designated Representations”), (B) Section 4.2(a) (Capital Stock), and (C) Section 4.9(a) (Absence of Certain Changes or Events)) will not be true and correct in all respects, without giving effect to any “materiality”, “Material Adverse Effect” or similar qualification or exception contained therein, as of the date of the Merger Agreement and as of and as though made on the Expiration Date (except for those representations and warranties made as of a specified date, in which case, as of such date), except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (2) the representations and warranties of the Company set forth in Section 4.2(a) (Capital Stock) will not be true and correct in all respects except for any de minimis inaccuracies as of the date of the Merger Agreement and as of and as though made on the Expiration Date (except for those representations and warranties made as of a specified date, in which case, as of such date); (3) the representations and warranties of the Company set forth in Section 4.9(a) (Absence of Certain Changes or Events) will not be true and correct in all respects as of the date of the Merger Agreement and as of and as though made on the Expiration Date; or (4) all of the Company Designated Representations will not be true and correct in all material respects, without giving effect to any “materiality”, “Material Adverse Effect” or similar qualification or exception contained therein, as of the date of the Merger Agreement and as of and as though made on the Expiration Date (except for those representations and warranties made as of a specified date, in which case, as of such date); or
(C)
Parent and Purchaser will not have received a certificate of an executive officer of the Company, dated as of the scheduled Expiration Date, certifying as to the absence of the conditions set forth in the foregoing clauses (A) and (B);
•
the Merger Agreement will have been terminated in accordance with its terms; or

•
if any filing has been made in accordance with the Merger Agreement with a governmental entity under any antitrust law, any applicable waiting period (and any extension thereof) under any applicable antitrust law relating to the Offer, as well as any agreement not to close embodied in a “timing agreement” between the parties and a governmental entity, will not have expired or been terminated, or any approval of a governmental entity required under any U.S. federal antitrust law (or under any other antitrust law where the failure to obtain such approval would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect) will not have been obtained.

The foregoing conditions (except for the Minimum Condition) are for the sole benefit of Purchaser and Parent. The foregoing conditions (including the Minimum Condition) may be asserted by Purchaser or Parent, in whole or in part, at any applicable time, or from time to time, in their sole discretion. The foregoing conditions will be in addition to, and not a limitation of, the right of Parent and Purchaser to extend, terminate or modify the Offer as expressly permitted by the Merger Agreement. All conditions (except for the Minimum Condition) may be waived by Parent or Purchaser in their sole discretion, in whole or in part, at any applicable time, or from time to time, in each case, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.
16. Certain Legal Matters; Regulatory Approvals
General.   Based on our examination of publicly available information filed by the Company with the SEC, other publicly available information concerning the Company and certain confidential information provided to us by the Company in connection with the negotiations for the transactions contemplated by the Merger Agreement, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate seeking such approval and taking such other action, except as described below under “State Takeover Laws” with respect to jurisdictions other than Delaware. However, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any such approval or action, if needed, will be obtained or, if obtained, that it will not be subject to substantial conditions; and we cannot assure you that the Company’s business will not be adversely affected or that certain parts of the Company’s business will not have to be disposed of or held separate if such approvals are not obtained or such actions are not taken, any of which may give us the right to terminate the Offer at any Expiration Date without accepting for payment any Shares validly tendered (and not properly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions. See Section 15 — “Conditions of the Offer.”
Antitrust
Based upon the facts and circumstances existing on the date of the Merger Agreement and on the date of this Offer to Purchase, including review of the available information relating to the businesses in which Parent and the Company are engaged and the consideration to be paid for the Shares, Parent has determined that no mandatory antitrust premerger notification filing or waiting period under the HSR Act is required, and therefore HSR Act clearance is not a condition to the consummation of the Offer or the Merger.
State Takeover Laws
The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other exceptions, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Company Board approved the Merger Agreement and the transactions contemplated thereby, and the restrictions on “business combinations” described in Section 203 of the DGCL are inapplicable to the Merger Agreement and the transactions contemplated by the Merger Agreement.
The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will determine what action to take, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. If any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that such laws are inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”
Going Private Transactions
The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because: (i) we were not, at the time the Merger Agreement was executed, and are not as of the date hereof, an affiliate of the Company for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer); and (iii) the per Share consideration stockholders will receive in the Merger is the same consideration per Share as the Offer Consideration.
Stockholder Approval Not Required
Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders of a constituent corporation which has a class or series of stock that is listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the agreement of merger by such constituent corporation will be necessary to authorize such merger if certain requirements are met, including:
•
the agreement of merger expressly permits or requires the merger to be effected under Section 251(h) of the DGCL and expressly provides that such merger will be effected as soon as practicable following the consummation of the tender offer;

•
an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger; provided, however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or any class or series thereof, and such offer may exclude any excluded stock;

•
immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for purchase, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of each class of stock of such constituent corporation that would otherwise be required for such constituent corporation to adopt the agreement of merger;

•
the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and

•
each outstanding share (other than shares of excluded stock) of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into, or into the right to receive, the same amount and type of consideration in the merger as was payable in the tender offer.

If all of the Offer Conditions (including the Minimum Condition) are satisfied or waived (to the extent waivable) and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Company’s stockholders. Following the consummation of the Offer and subject to the satisfaction of the conditions set forth in the Merger Agreement, Parent, Purchaser and the Company will take all necessary action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a vote of the Company’s stockholders, as provided in Section 251(h) of the DGCL.
17. Appraisal Rights
No appraisal rights are available in connection with the Offer, and the holders of Shares who tender such Shares in connection with the Offer will not have appraisal rights in connection with the Merger with respect to such tendered Shares. If the Offer and the Merger are consummated, the holders of Shares who: (i) did not tender their Shares pursuant to the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the Expiration Date); (ii) have not otherwise waived appraisal rights; (iii) follow the procedures set forth in Section 262 of the DGCL; and (iv) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case, in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the

Merger, together with interest thereon, if any, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. The Company, however, has the right at any time before the entry of judgment in the appraisal proceedings to voluntarily pay to each holder of Shares entitled to appraisal an amount in cash. If the Company elects to make such a voluntary payment pursuant to Section 262(h) of the DGCL, interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid by the Company in such voluntary cash payment and the fair value of the Shares as determined by the Delaware Court of Chancery, and (2) interest accrued prior to such voluntary payment, unless paid at that time. The Company, however, is under no obligation to make such a voluntary cash payment prior to such entry of judgment.
In determining the “fair value” of any Shares, the Court of Chancery will take into account all relevant factors. Holders of Shares should recognize that “fair value” so determined could be higher or lower than, or the same as, the Offer Consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Consideration.
Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger or the surviving corporation within ten days thereafter will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL or information directing the holders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 will constitute the formal notice by the Company to its stockholders of appraisal rights in connection with the Merger under Section 262 of the DGCL.
As will be described more fully in the Schedule 14D-9, if a stockholder wishes to elect to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, such stockholder must do all of the following:
•
within the later of the consummation of the Offer and 20 days after the date of mailing of the Schedule 14D-9, deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal;

•
not tender such stockholder’s Shares in the Offer (or otherwise waive such stockholder’s right to appraisal); and

•
continuously hold the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL will be included as Annex B to the Schedule 14D-9.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Consideration for your Shares.
18. Fees and Expenses
Purchaser has retained Innisfree M&A Incorporated to be the Information Agent and Continental Stock Transfer & Trust Company to be the Paying Agent in connection with the Offer. The Information

Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request that banks, brokers, dealers and other nominees forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Paying Agent each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Paying Agent and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
19. Miscellaneous
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, Purchaser, the Paying Agent or the Information Agent for the purposes of the Offer.
Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed or will file, with the SEC, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9, together with exhibits, setting forth the Company Board Recommendation and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 — “Certain Information Concerning the Company.”
MORPHEUS SUBSIDIARY INC.
November 13, 2023

SCHEDULE I
MANAGERS AND EXECUTIVE OFFICERS OF PARENT
The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. The business address of each director and officer is 1000 Spring Street, Silver Spring, MD 20910. All directors and executive officers listed below are United States citizens, except as noted below. Directors of Parent are identified by an asterisk.
Name	Current Principal Occupation or Employment and 5-Year Material Employment History
Christopher Causey*	Christopher Causey has served as a Director of United Therapeutics Corporation since 2003. He served as the Principal of the Causey Consortium, a professional services organization providing business strategy and marketing counsel to the healthcare industry, from 2002 until his retirement in 2021.
Raymond Dwek*	Raymond Dwek has served as a Director of United Therapeutics Corporation since 2002. He served as Director of the Glycobiology Institute at the University of Oxford from 1988 to 2021 and is currently a Professor Emeritus at Oxford, and a Fellow of the Royal Society, London. Mr. Dwek is a citizen of the United Kingdom.
Richard Giltner*	Richard Giltner has served as a Director of United Therapeutics Corporation since 2009. He has been a private investor since his retirement from Société Générale in 2010.
Katherine Klein*	Katherine Klein has served as a Director of United Therapeutics Corporation since 2014. From 2004 to present, she has been a Professor of Management at the Wharton School of the University of Pennsylvania. From 2012 to 2022, she served as the Vice Dean of the Wharton Social Impact Initiative.
Ray Kurzweil*	Ray Kurzweil has served as a Director of United Therapeutics Corporation since 2002. From 1995 to present, he has served as the Chief Executive Officer of Kurzweil Technologies, Inc., a technology development firm. From 2013 to present, he has also served as a Director of Engineering and currently serves as Principal Researcher and AI Visionary for Google.
Linda Maxwell*	Linda Maxwell has served as a Director of United Therapeutics Corporation since 2020. From 2006 to present, she has been a head and neck surgeon in private practice. From 2021 to present, she has been an Operating Partner of DCVC, a Silicon Valley-based venture capital firm, where she focuses on portfolio company governance and due diligence. She is an Adjunct Professor of Surgery at the University of Toronto, Distinguished Visiting Professor at Toronto Metropolitan University (formerly known as Ryerson), and Associate Scientist at the Li Ka Shing Knowledge Institute in Toronto. Ms. Maxwell is a Canadian citizen.
Nilda Mesa*	Nilda Mesa has served as a Director of United Therapeutics Corporation since 2018. She writes and presents extensively on climate, energy, equity, and urban systems relating to such matters. From 2018 to 2021, she held an appointment as a visiting professor and lecturer at the Paris School of International Affairs at SciencesPo (Paris Institute of Political Studies), an international research university in France.
Judy Olian*	Judy Olian has served as a Director of United Therapeutics Corporation since 2015. From 2018 to present, she has been President of Quinnipiac University. From 2006 to 2018, she served as dean of the UCLA Anderson School of Management and the John E. Anderson Chair in Management.

Name	Current Principal Occupation or Employment and 5-Year Material Employment History
Christopher Patusky*	Christopher Patusky has served as a Director of United Therapeutics Corporation since 2002. From 2012 to present, he has served as the founding principal of Patusky Associates, LLC, which serves as a personal investment vehicle, and as an executive manager of Slater Run Vineyards, LLC, his family’s farm-based vineyard and winery.
Martine Rothblatt*	Martine Rothblatt is the Chief Executive Officer of United Therapeutics Corporation, a role she has held since founding United Therapeutics Corporation in 1996, and also serves as Chairperson of the board of directors.
Louis Sullivan*	Louis Sullivan has served as a Director of United Therapeutics Corporation since 2002. From 2002 to present, he has served as President Emeritus of the Morehouse School of Medicine.
Tommy Thompson*	Tommy Thompson has served as a Director of United Therapeutics Corporation since 2010. He currently serves on the boards of directors of Physicians Realty Trust and TherapeuticsMD, Inc. From 2017 to 2020, he served as an Adjunct Senior Advisor at the law firm of Akin Gump Strauss Hauer & Feld LLP in Washington, D.C. From 2020 to 2022, he served as Interim President of the University of Wisconsin System.
Michael Benkowitz	Michael Benkowitz has served as President and Chief Operating Officer of United Therapeutics Corporation from 2016 to present. He joined United Therapeutics Corporation in 2011 as Executive Vice President, Organizational Development.
James Edgemond	James Edgemond has served as Chief Financial Officer and Treasurer of United Therapeutics Corporation since 2015. He joined United Therapeutics Corporation in 2013 as Treasurer and Vice President, Strategic Financial Planning.
Paul Mahon	Paul Mahon has served as Executive Vice President, General Counsel, and Corporate Secretary of United Therapeutics Corporation from 2003 to present. He joined United Therapeutics Corporation in 1996 as General Counsel and Corporate Secretary.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER
The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Purchaser are set forth below. The business address of each director and officer is 1000 Spring Street, Silver Spring, MD 20910. All directors and executive officers listed below are United States citizens. Directors of Purchaser are identified by an asterisk.
Name	Current Principal Occupation or Employment and 5-Year Employment History
Michael Benkowitz	Michael Benkowitz is the President and Chief Operating Officer of Purchaser. He has served as President and Chief Operating Officer of United Therapeutics Corporation from 2016 to present. He joined United Therapeutics Corporation in 2011 as Executive Vice President, Organizational Development.
James Edgemond*	James Edgemond is a Director and the Chief Financial Officer and Treasurer of Purchaser. He has served as Chief Financial Officer and Treasurer of United Therapeutics Corporation since 2015. He joined United Therapeutics Corporation in 2013 as Treasurer and Vice President, Strategic Financial Planning.
Paul A. Mahon*	Paul Mahon is a Director and Executive Vice President, General Counsel, and Corporate Secretary of Purchaser. He has served as Executive Vice President, General Counsel, and Corporate Secretary of United Therapeutics Corporation from 2003 to present. He joined United Therapeutics Corporation in 1996 as General Counsel and Corporate Secretary.
Martine A. Rothblatt	Martine Rothblatt is the Chief Executive Officer of Purchaser. She is the Chief Executive Officer of United Therapeutics Corporation, a role she has held since founding United Therapeutics Corporation in 1996, and also serves as Chairperson of the board of directors.

The Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Paying Agent at the address or secure upload link set forth below:
Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, and other materials may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
The Paying Agent for the Offer is:
Continental Stock Transfer & Trust Company
By secure upload (Citrix): https://cstt.citrixdata.com/r-r90f6436ef4734e7ba7546ecb44145e94
If delivering by hand, mail, courier or other expedited service:	If delivering by facsimile transmission (for eligible institutions only):
Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department (Miromatrix)	212-616-7610 Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department (Miromatrix)
Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (877) 456-3463
Banks and Brokers may call collect: (212) 750-5833